                                                                                                                                                                Exhibit 10.7

Pursuant to 17 CFR 240.24b-2, confidential information (indicated by [***]) has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

SHIPBUILDING CONTRACT

FOR

CONSTRUCTION OF ONE
MULTI-PURPOSE VESSEL

(HULL NO. NYHS200725)

BETWEEN

 SUNSWYCK MARITIME CORP.

AS BUYER

AND

CHINA COMMUNICATIONS CONSTRUCTION COMPANY LTD

AND

NANTONG YAHUA SHIPBUILDING CO., LTD.

COLLECTIVELY AS SELLER

CONTENTS

Page No.
1. ARTICLE I - DESCRIPTION AND CLASS
1.1 DESCRIPTION
1.2 CLASS AND RULES: GENERAL QUALITY STANDARDS
1.3 PRINCIPAL PARTICULARS AND DIMENSIONS OF THE VESSEL
1.4 GUARANTEED SPEED
1.5 GUARANTEED FUEL CONSUMPTION
1.6 GUARANTEED DEADWEIGHT
1.7 SUBCONTRACTING
1.8 MAKERS’ LIST
1.9 REGISTRATION
1.10 DESIGN OBLIGATIONS
1.11 SPARE PARTS
2. ARTICLE II - CONTRACT PRICE & TERMS OF PAYMENT
2.1 CONTRACT PRICE
2.2 CURRENCY
2.3 TERMS OF PAYMENT
2.4 METHOD OF PAYMENT
2.5 PREPAYMENT
2.6 SECURITY FOR PAYMENT OF INSTALMENTS BEFORE DELIVERY
2.7 REFUNDS
2.8 STEEL CUTTING
3. ARTICLE III - ADJUSTMENT OF THE CONTRACT PRICE
3.1 DELIVERY DATE
3.2 SPEED
3.3 EXCESSIVE FUEL CONSUMPTION
3.4 DEADWEIGHT
3.5 EFFECT OF RESCISSION
4. ARTICLE IV - SUPERVISION AND INSPECTION
4.1 APPOINTMENT OF THE BUYER'S SUPERVISOR
4.2 APPROVAL OF PLANS AND DRAWINGS
4.3 SUPERVISION AND INSPECTION BY THE SUPERVISOR
4.4 LIABILITY OF THE SELLER
4.5 SALARIES AND EXPENSES
4.6 REPORT OF PROGRESS
4.7 REPLACEMENT OF SUPERVISOR
5. ARTICLE V - MODIFICATION, CHANGES AND EXTRAS
5.1 HOW EFFECTED
5.2 CHANGES IN RULES AND REGULATIONS, ETC.
5.3 SUBSTITUTION OF MATERIALS AND/OR EQUIPMENT
5.4 BUYER'S SUPPLIED ITEMS
6. ARTICLE VI - TRIALS
6.1 NOTICE
6.2 HOW CONDUCTED
6.3 METHOD OF ACCEPTANCE OR REJECTION
6.4 DISPOSITION OF SURPLUS CONSUMABLE STORES
6.5 EFFECT OF ACCEPTANCE
7. ARTICLE VII - DELIVERY
7.1 TIME AND PLACE
7.2 WHEN AND HOW EFFECTED
7.3 DOCUMENTS TO BE DELIVERED TO THE BUYER
7.4 TITLE AND RISK
7.5 REMOVAL OF VESSEL
7.6 TENDER OF THE VESSEL
8. ARTICLE VIII - DELAYS & EXTENSION OF TIME FOR DELIVERY
8.1 CAUSE OF DELAY
8.2 NOTICE OF DELAY
8.3 DEFINITION OF PERMISSIBLE DELAY
8.4 RIGHT TO RESCIND FOR EXCESSIVE DELAY
9. ARTICLE IX - WARRANTY OF QUALITY
9.1 GUARANTEE OF MATERIAL AND WORKMANSHIP
9.2 NOTICE OF DEFECTS
9.3 REMEDY OF DEFECTS
9.4 EXTENT OF THE SELLER'S LIABILITY
9.5 GUARANTEE ENGINEER
10. ARTICLE X - INSOLVENCY OF SELLER: RESCISSION BY THE BUYER
11. ARTICLE XI - BUYER'S DEFAULT
11.1 DEFINITION OF DEFAULT
11.2 NOTICE OF DEFAULT
11.3 INTEREST AND CHARGE
11.4 DEFAULT BEFORE DELIVERY OF THE VESSEL
11.5 SALE OF THE VESSEL
12. ARTICLE XII - INSURANCE
12.1 EXTENT OF INSURANCE COVERAGE
12.2 APPLICATION OF RECOVERED AMOUNT
12.3 TERMINATION OF THE SELLER'S OBLIGATION TO INSURE
13. ARTICLE XIII - DISPUTES AND ARBITRATION
13.1 PROCEEDINGS
13.2 ALTERNATIVE ARBITRATION BY AGREEMENT
13.3 NOTICE OF AWARD
13.4 EXPENSES
13.5 AWARD OF ARBITRATION
13.6 ENTRY IN COURT
13.7 ALTERATION OF DELIVERY DATE
14. ARTICLE XIV - RIGHT OF ASSIGNMENT
15. ARTICLE XV - TAXES AND DUTIES
15.1 TAXES
15.2 DUTIES
16. ARTICLE XVI - PATENTS, TRADEMARKS AND COPYRIGHTS
17. ARTICLE XVII - NOTICES
18. ARTICLE XVIII - EFFECTIVE DATE OF CONTRACT
19. ARTICLE XIX - INTERPRETATION
19.1 LAW APPLICABLE
19.2 DISCREPANCIES
19.3 DEFINITION

Exhibit "A":  IRREVOCABLE REFUND LETTER OF GUARANTEE FOR THE 1st INSTALMENT

Exhibit “B”    IRREVOCABLE REFUND LETTER OF GUARANTEE FOR THE 2nd, 3rd and 4th INSTALMENTS

Exhibit "C":  IRREVOCABLE PAYMENT LETTER OF GUARANTEE

Exhibit "D": FORM OF STAGE CERTIFICATE

Shipbuilding Contract Hull No. NYHS200725

SHIPBUILDING CONTRACT

FOR

CONSTRUCTION OF ONE
MULTI-PURPOSE VESSEL

(HULL NO.NYHS200725)

This CONTRACT, entered into this day of February 2007 by and between SUNSWYCK MARITIME CORP., a corporation organized and existing under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter called the "BUYER") on one part; and CHINA COMMUNICATIONS CONSTRUCTION COMPANY LTD, a corporation organized and existing under the laws of the People's Republic of China, having its registered office at No.C88, An Ding Men Wai Street, Beijing 100011, the People's Republic of China (hereinafter called "CCCC"),and NANTONG YAHUA SHIPBUILDING CO., LTD., a corporation organized and existing under the laws of the People's Republic of China, having its registered office at 1# Hongzha Road, Jiuweigang, Nantong Jiangsu P.C. 226361, the People's Republic of China (hereinafter called the "BUILDER") on the other part, CCCC and the BUILDER being hereinafter collectively called the "SELLER".

WITNESSETH

IN CONSIDERATION OF the mutual covenants contained herein, the SELLER agrees to design, build, launch, equip and complete at the BUILDER's Shipyard at 1# Hongzha Road, Jiuweigang, Nantong Jiangsu P.C. 226361, the People's Republic of China (the “SHIPYARD”) and to sell and deliver to the BUYER after completion and successful trial one (1) multi-purpose vessel as more fully described in Article I hereof, to be registered under the flag of Panama and the BUYER agrees to purchase and take delivery of the aforesaid vessel from the SELLER and to pay for the same in accordance with the terms and conditions hereinafter set forth.

1.	ARTICLE I - DESCRIPTION AND CLASS

1.1	DESCRIPTION

The vessel (hereinafter called the "VESSEL") is a multi-purpose vessel, with a scantling draft (moulded) of 10.90 meters and with the dimensions stated in Article I paragraph 3, of the class described below. The VESSEL shall have the BUILDER's Hull No.NYHS200725 and shall be designed, constructed, equipped and completed in accordance with the following Specifications:

(1) Specification for TBS International Multi-Purpose Vessel(Drawing No.SC4461-01-02SM Rev. 1 December 24, 2006) (the “Technical Specification”)
(2) General Arrangement (Drawing No.SC4461-010-03 Rev. 1)
(3) Midship Section (Drawing No. SC4461-011-01 Rev. 1)
(4) Makers List for Equipment (Drawing No. SC4461-010-MX Rev.2)

each initialled by each of the parties to this Contract on 24 December 2006 (hereinafter collectively called the "Specifications"), and forming an integral part hereof.

1.2	CLASS AND RULES: GENERAL QUALITY STANDARDS

The VESSEL, including its machinery and equipment, shall be designed and constructed in accordance with the rules, regulations and requirements of Lloyd’s Register of Shipping (hereinafter called the "Classification Society") so as to achieve on delivery the following Class notation:-

LR +100A1, STRENGTHENED FOR HEAVY CARGOES, CONTAINER CARGOES ON TWEEN DECK AND ON UPPER DECK AND ALL HATCH COVERS, +LMC, SCM, *IWS, UMS

The VESSEL shall also comply with the rules, regulations and requirements of the other regulatory bodies and authorities as fully described in the Specifications.

The requirements of such regulatory bodies and authorities as fully described in the Specifications, including those of the Classification Society, are to include any rules, regulations and requirements announced but not in effect as at the date of this Contract provided they are scheduled to come into effect as compulsorily applicable for the VESSEL prior to the Delivery Date specified in Article 7 hereof.

The VESSEL’s Classification status and certificates are to be clean and free of conditions and/or recommendations of Class, without any references in the memoranda, other than as permitted in the Specifications.

The SELLER shall arrange with the Classification Society to assign a representative or representatives (hereinafter called the "Classification Surveyor") to the BUILDER's Shipyard for supervision of the construction of the VESSEL.

All fees and charges incidental to the Classification Society and to comply with the rules, regulations and requirements defined in this Contract as well as royalties, if any, payable on account of the construction of the VESSEL shall be for the account of the SELLER, except as otherwise provided and agreed herein. The key plans, materials and workmanship entering into the construction of the VESSEL shall at all times be subject to inspections and tests in accordance with the rules and regulations of the Classification Society.

Decisions of the Classification Society as to compliance or non-compliance of the VESSEL with the Classification rules and regulations shall be final and binding upon the parties hereto.

To the extent (i) not specified by the Classification Society or other regulatory authorities and (ii) not otherwise expressly stated in this Contract or the Specifications, all of the works envisaged by this Contract shall be undertaken by the SELLER in a good, sound and workmanlike manner in accordance with the first-class Chinese shipbuilding and marine engineering standards and practice for vessels of the present type, including without limitation such standards and practice in relation to quality assurance. The VESSEL shall be delivered safely afloat at the Shipyard following successful completion of trials and fully ready to serve its intended purpose.

1.3	PRINCIPAL PARTICULARS AND DIMENSIONS OF THE VESSEL

(a)	Hull:
Length overallNot to exceed [***] m
Length between perpendiculars [***] m
Breadth moulded [***] m
Breadth, extreme at any point Not to exceed [***] m
Depth moulded [***] m
Scantling draft moulded [***] m
Design draft moulded [***] m

The above principal particulars can be changed by mutual agreement between the parties according to the final design.

The Parties hereby expressly agree that (i) it shall be a condition precedent to her delivery and acceptance by the BUYER that the VESSEL shall not exceed the dimensions for length overall and extreme breadth stated in paragraph (a) of this Article and that (ii) the BUYER be entitled in such circumstances to reject the VESSEL pursuant to Article 6.3 without prejudice to any of its rights under this Agreement.

(b)	Propelling Machinery:

The VESSEL shall be equipped, in accordance with the Specifications, with [***].

(c)	Lines Plan:

It is understood and agreed that the lines plan of the VESSEL’s hull will be developed following the date of this Agreement. Such development shall be undertaken by the BUYER at its own cost, including model tests and calculations. The model will be made available to the SELLER for final model tests of the propeller design. The final model test with design propeller to be SELLER’s cost.

1.4	GUARANTEED SPEED

The SELLER guarantees that the trial speed at the trial draft after any correction undertaken in accordance with paragraph 3.5 of the Technical Specification is to be not less than the speed as determined by model basin testing in a Chinese ship model test facility, at a draft/trim condition corresponding to ballast loading condition, at a main engine output of Maximum Continuous Rating (MCR) 9,480 kW as stipulated in the Specifications, (hereinafter called the "GUARANTEED SPEED").

1.5	GUARANTEED FUEL CONSUMPTION

The SELLER guarantees that the fuel oil consumption of the Main Engine as determined by the shop test is not to exceed the consumption as stipulated in Paragraph 3.6 of Part I of the Specifications (hereinafter called the "GUARANTEED FUEL CONSUMPTION").

1.6	GUARANTEED DEADWEIGHT

The SELLER guarantees that the VESSEL is to have a deadweight of not less than 30,000 metric tons at the design draft moulded of 10.00 meters in sea water of 1.025 specific gravity as defined in the Specifications (hereinafter called the "Guaranteed Deadweight").

The actual deadweight of the VESSEL expressed in metric tons shall be based on calculations made by the SELLER and checked by the BUYER, and all measurements necessary for such calculations shall be performed in the presence of the Supervisor or the party authorized by the BUYER.

Should there be any dispute between the SELLER and the BUYER in such calculations and/or measurements, the decision of the Classification Society shall be final.

1.7	SUBCONTRACTING

The SELLER may, at its sole discretion and responsibility, subcontract any portion of the construction work of the VESSEL not exceeding in value United States Dollars five hundred thousand (US$500,000.00), but delivery and final assembly into the VESSEL of any such work subcontracted shall be at the BUILDER's Shipyard. Save in respect of the VESSEL’s block fabrication which may be carried out at the BUILDER’s Nikka facility at Nantong’s industrial area for marine equipment, the SELLER shall not otherwise be entitled to subcontract any portion of the contract work exceeding in value United States Dollars five hundred thousand (US$500,000.00) without the written consent of the BUYER, the same not to be unreasonably withheld. The SELLER shall remain fully responsible for such subcontracted work under this Contract as if it had undertaken the same.

1.8	MAKERS’ LIST

In respect of each of the items of materials and equipment to be supplied by the subcontractors and suppliers specifically defined in the Makers’ List, the SELLER shall be obliged to select one of the subcontractors and suppliers therein listed as pre-qualified in respect of such item of materials and equipment to supply the same.

The SELLER shall notify the BUYER of its selection of each “Major Supplier” (as defined below) and the relevant equipment or system to be provided by the same within one hundred and twenty (120) days of the Effective Date of this Contract (as such term is hereinafter defined). In addition, the SELLER shall notify the BUYER of its selection of all the remaining subcontractors and suppliers as set out in the Makers’ List once such selection has been made. However, should the BUYER wish the SELLER to contract with another subcontractor or supplier (other than those subcontractors or suppliers notified to the BUYER in accordance with the aforementioned provisions of this Article), the BUYER shall advise the SELLER of its preference within five (5) New York business days of receipt of such notification from the SELLER. In the event that the BUYER's preference involves an increase or decrease in the costs of such item of materials and equipment from the costs applicable to the SELLER’s selection, the SELLER shall within five (5) New York business days of being so notified by the BUYER, quote the amount of such cost change to the BUYER who shall have the option to notify the SELLER within five (5) New York business days thereafter that it insists on its preference, and in such case the amount of the cost change shall be added to or subtracted from, as the case may be, the Contract Price. If the BUYER does not make such election within such five (5) New York business day period, the BUYER shall be deemed to have accepted the amount of the cost increase or decrease, as the case may be, so advised by the SELLER.

Machinery and equipment defined in the Makers’ List may be built in the People’s Republic of China according to license agreement of Maker, provided that the machinery and equipment is fully guaranteed by the licensor and that the function and design is equivalent to the licensor’s product. The technical specification of all equipment/materials shall comply with the requirements set forth in the Specifications of the VESSEL. If the SELLER or Maker proposes alternative equipment specifications, this shall be specifically called to the attention of the BUYER by the SELLER in writing, including a complete technical specification of the alternate equipment to be submitted to the BUYER for approval. Failure by the SELLER to call BUYER’s attention to proposed alternative equipment specifications shall nullify BUYER’s acceptance of the equipment/Maker and shall not relieve the SELLER from meeting the equipment requirements given in the Specifications.

For the purposes of this Article 1.8, “Major Supplier” means each subcontractor or supplier identified as such in the Makers’ List.

1.9	REGISTRATION

The VESSEL shall be registered by the BUYER at its own cost and expenses under the laws of registered nationality at the time of delivery and acceptance thereof.

1.10	DESIGN OBLIGATIONS

It is expressly agreed and understood that the SELLER shall be solely responsible for all aspects of the design of the VESSEL, whether or not such design has been approved by the BUYER and/or the Classification Society, and whether or not such design derives from drawings, plans calculations or other data supplied by the BUYER and/or any modification requests from the BUYER.

The BUYER shall be entitled to unrestricted use of the design documents of the VESSEL as listed in the Contract Specifications PART I - GENERAL, SECTION 9 PLANS, ETC., for any purpose.

1.11	SPARE PARTS

The SELLER shall furnish on board the VESSEL at the time of delivery of the VESSEL, the spare parts and maintenance tools of the type, and in at least the specified quantities, recommended by the makers of the machinery and equipment to which they relate and/or required by the Classification Society or other regulatory authorities. In the event that the quantity of spare parts and tools specifically referred to in the Technical Specification are greater than the specified quantities recommended by the makers and/or required by the Classification Society, the Seller shall furnish the quantity of spare parts and tools referred to in the Technical Specification. The cost of the spare parts and maintenance tools is included in the Contract Price.

The SELLER shall be responsible at its own cost for receiving, indoor storage, handling, bringing on board and storage on the VESSEL of all such spare parts and maintenance tools under instruction and supervision of the Supervisor. The spare parts and maintenance tools furnished by the SELLER shall be properly protected against physical decay, corrosion and mechanical damage and shall be properly listed so that replacements may be readily ordered.

During the guarantee period as more specifically described in Article 9.1, the SELLER may, with the prior written approval of the BUYER, use such of the spare parts furnished to the VESSEL as the SELLER may require in order to remedy any defects against which the VESSEL is guaranteed under Article 9. However, any such spare parts so used by the SELLER during this period, shall at the SELLER’s sole cost and expense be promptly replaced on board the VESSEL or be paid at BUYER’s purchase cost for the same, including any freight costs.

2.	ARTICLE II - CONTRACT PRICE & TERMS OF PAYMENT

2.1	CONTRACT PRICE

The purchase price of the VESSEL is United States Dollars thirty-five million four hundred and twenty thousand (US$ 35,420,000) only, net receivable by the SELLER (hereinafter called the "Contract Price"), which is exclusive of the cost for the BUYER's supplies as provided in Article V hereof, and shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract.

2.2	CURRENCY

Any and all payments by the BUYER to the SELLER and vice-versa under this Contract shall be made in United States Dollars.

2.3	TERMS OF PAYMENT

The Contract Price shall be paid by the BUYER to the SELLER in instalments for each unit as follows:

(a) 1st Instalment:

The sum of United States Dollars seven million (US$ 7,000,000) only, shall become due and payable and be paid by the BUYER within five (5) New York business days of the later of:

1)  the date on which the BUYER shall have received (A) the Refund Guarantee in respect of the 1st instalment to be issued by one of (i) Bank of Communications (Beijing Branch) or (ii) Industrial and Commercial Bank of China (Beijing Branch) in the SELLER’s option (hereafter the ”SELLER’s Bank”) together with (B) documentary evidence from the SELLER’s Bank that this has been duly registered with the State Administration for Foreign Exchange (“SAFE”) as provided in Paragraph 7 of this Article; and

2) the date on which the BUYER shall have delivered to SELLER an original of the Letter of Guarantee issued by The Royal Bank of Scotland or other international bank acceptable to the SELLER in accordance with Article II, Paragraph 6 hereof.

(b) 2nd Instalment:

The sum of United States Dollars seven million (US$ 7,000,000) only, shall become due and payable and be paid within five (5) New York business days of the later of

(i)
the date specified in Clause 3 of the Overall Agreement between the BUYER’s parent company, TBS International Limited, and the SELLER concluded on the same date as this Contract (the “Overall Agreement”); and

(ii) the date of receipt by the BUYER of the Refund Guarantee to be issued by the SELLER’s Bank in respect of the 2nd, 3rd and 4th instalments, together with documentary evidence from the SELLER’s Bank that this has been duly registered with SAFE as provided in Paragraph 7 of this Article.

(c) 3rd Instalment:

The sum of United States Dollars seven million (US$ 7,000,000), shall become due and payable and be paid within five (5) New York business days of the receipt by the BUYER of a telefax notice from the SELLER attaching a Stage Certificate in the form of the draft attached as Exhibit “D”, countersigned by the Classification Surveyor, certifying that the VESSEL’s keel has been laid within the meaning of this Article 2.3.

“Keel laying” shall for the purposes of this Article be deemed to have taken place when the first pre-fabricated hull block has been completed, surveyed, accepted by the Classification Society and located in its final position in the building dock or slipway at the Shipyard.

(d) 4th Instalment:

The sum of United States Dollars seven million (US$ 7,000,000) only, shall become due and payable and be paid within five (5) New York business days of the receipt by the BUYER of a telefax notice from the SELLER attaching a Stage Certificate in the form of the draft attached as Exhibit “D”, countersigned by the Classification Surveyor, certifying that the VESSEL has been successfully launched.

(e) 5th Instalment (Payment upon Delivery of the VESSEL):

The sum of United States Dollars seven million four hundred and twenty thousand (US$ 7,420,000) only, plus any increase or minus any decrease due to modifications and/or adjustments of the Contract Price in accordance with the provisions of the relevant articles hereof, shall become due and payable and be paid by the BUYER to the SELLER concurrently with the delivery of the VESSEL.

(f) The SELLER shall notify the BUYER in writing fourteen (14) New York business days in advance of the expected due date of payment of the Second, Third, Fourth and Fifth Instalments of the Contract Price referred to in Article 2.3.

2.4	METHOD OF PAYMENT

(a) 1st Instalment:

The BUYER shall remit the amount of this instalment in accordance with Article II, Paragraph 3(a) by telegraphic transfer to the account of the SELLER’s bank (the account number to be nominated by the SELLER).

(b) 2nd Instalment:

The BUYER shall remit the amount of this instalment in accordance with Article II, Paragraph 3(b) by telegraphic transfer to the account of the SELLER’s bank (the account number to be nominated by the SELLER) or through other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least ten (10) New York business days prior to the due date for the payment.

(c) 3rd Instalment:

The BUYER shall remit the amount of this instalment in accordance with the Article II, Paragraph 3(c) by telegraphic transfer to the account of the SELLER’s bank (the account number to be nominated by the SELLER) or through other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least ten (10) New York business days prior to the due date for the payment.

(d) 4th Instalment:

The BUYER shall remit the amount of this instalment in accordance with Article II, Paragraph 3(d) by telegraphic transfer to the account of the SELLER’s bank (the account number to be nominated by the SELLER) or through other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least ten (10) New York business days prior to the due date for payment.

(e) 5th Instalment (Payable upon Delivery of the VESSEL):

The BUYER shall, at least three (3) New York business days prior to the scheduled date of delivery of the VESSEL notified by the SELLER, make a cash deposit in the name of the BUYER with the SELLER’s Bank for a period of thirty (30) days and covering the amount of this instalment (as adjusted in accordance with the provisions of this Contract), with instruction that the said amount shall be released to the SELLER against presentation by the SELLER to the said bank, of a duplicate of the Protocol of Delivery and Acceptance signed by the BUYER's authorized representative and the SELLER. Such deposit shall be on terms that if the duly executed Protocol of Delivery and Acceptance of the VESSEL has not been submitted to the SELLER’s bank within Twenty (20) New York business Days, the deposit shall be returned to the BUYER together with any interest accrued thereon.

2.5	PREPAYMENT

The BUYER shall have the right to make prepayment of any and all instalments before delivery of the VESSEL, by giving to the SELLER at least thirty (30) days prior written notice, without any price adjustment of the VESSEL for such prepayment.

2.6	SECURITY FOR PAYMENT OF INSTALMENTS BEFORE DELIVERY

The BUYER shall, on or before 31st March 2007, deliver to the SELLER an irrevocable and unconditional Letter of Guarantee in a form annexed hereto as Exhibit "C" in favour of the SELLER issued by the Royal Bank of Scotland or other first class international bank acceptable to the SELLER. This guarantee shall secure the Buyer's obligation for the payment of 2nd, 3rd and 4th instalments of the Contract Price.

2.7	REFUNDS

All payments made by the BUYER prior to the delivery of the VESSEL shall be in the nature of advance to the SELLER, and in the event this Contract is rescinded by the BUYER, all in accordance with the specific terms of this Contract permitting such rescission, the SELLER shall refund to the BUYER in United States Dollars the full amount of all sums already paid by the BUYER to the SELLER under this Contract, together with interest (at the rate set out in respective provision thereof) from the respective payment date(s) to the date of remittance by telegraphic transfer of such refund to the account specified by the BUYER. If the SELLER is required to refund to the BUYER the instalments paid by the BUYER to the SELLER as provided in this Article, the SELLER shall return to the BUYER all of the BUYER's supplies as stipulated in Article V which were not incorporated in the VESSEL and pay to the BUYER an amount equal to the cost to the BUYER of those supplies that were incorporated into the VESSEL. As security to the BUYER and as a condition precedent to the payment of the 1st pre-delivery instalment payable by the BUYER after the date of this Contract in accordance with Paragraphs 3 and 4 of this Article, the SELLER shall (i) deliver to the BUYER a Refund Guarantee for the 1st instalment to be issued by the SELLER’s Bank in the form annexed hereto as Exhibit "A” and (ii) procure that the SELLER’s Bank shall provide to the BUYER satisfactory evidence of registration of the relevant Refund Guarantee with SAFE, the BUYER having no obligation to pay the 1st pre-delivery instalment until such evidence has been received by the BUYER. Further, as security to the BUYER and as a condition precedent to the payment of the 2nd pre-delivery instalment payable by the BUYER in accordance with Paragraphs 3 and 4 of this Article, the SELLER shall (i) deliver to the BUYER a Refund Guarantee for the 2nd, 3rd and 4th instalments to be issued by the SELLER’s Bank in the form annexed hereto as Exhibit "B” and (ii) procure that the SELLER’s Bank shall provide to the BUYER satisfactory evidence of registration of the relevant Refund Guarantee with SAFE, the BUYER having no obligation to pay the 2nd pre-delivery instalment until such evidence has been received by the BUYER.

2.8	STEEL CUTTING

The SELLER hereby agrees that immediately the steel cutting of the VESSEL has commenced, it shall send to the BUYER a telefax notice attaching a Stage Certificate in the form of the draft attached as Exhibit “D”, countersigned by the Classification Surveyor, certifying that the steel cutting of the first steel plate of the VESSEL in the SHIPYARD has commenced.

3.	ARTICLE III - ADJUSTMENT OF THE CONTRACT PRICE

The Contract Price of the VESSEL shall be subject to adjustments as hereinafter set forth. It is hereby understood by both parties that any reduction of the Contract Price under this Article is by way of liquidated damages and not by way of penalty.

3.1	DELIVERY DATE

(a) No adjustment shall be made, and the Contract Price shall remain unchanged for the first sixty (60) days of delay in delivery of the VESSEL beyond the Delivery Date as defined in Article VII hereof ending at twelve o'clock midnight New York time on the sixtieth (60th) day of delay.

(b) If the delivery of the VESSEL is delayed more than sixty (60) days after the date as defined in Article VII hereof, then, in such event, beginning at twelve o'clock midnight New York time on the sixtieth (60th) day after the date on which delivery is required under this Contract, the Contract Price of the VESSEL shall be reduced by deducting there from the sum of United States Dollars two thousand five hundred (US$ 2,500) per day. Unless the parties hereto agree otherwise, the total reduction in the Contract Price shall be deducted from the Fifth Instalment of the Contract Price and in any event (including the event that the BUYER consents to take the VESSEL at the later delivery date after the expiration of two hundred and sixty (260) days delay of delivery as described in Paragraph 1(c) of this Article) shall not be more than two hundred (200) days at the above specified rate of reduction after the sixty (60) days allowance, that is United States Dollars five hundred thousand only (US$ 500,000) being the maximum.

(c) If the delay in the delivery of the VESSEL continues for a period of Two hundred and sixty (260) days (being the total of non-permissible delays) after the Delivery Date as defined in Article VII, then in such event, the BUYER may, at its option, rescind this Contract in accordance with the provisions of Article X of this Contract. The SELLER may at any time after the expiration of the aforementioned two hundred and sixty (260) days, if the BUYER has not served notice of rescission pursuant to Article X of this Contract, notify the BUYER of the date upon which the SELLER estimates the VESSEL will be ready for delivery and demand in writing that the BUYER makes an election, in which case the BUYER shall, within thirty (30) days after such demand is received by the BUYER, either notify the SELLER of its decision to rescind this Contract, or consent to take delivery of the VESSEL at an agreed future date, it being understood and agreed by the parties hereto that, if the VESSEL is not delivered by such future date, the BUYER shall have the same right of rescission upon the same terms, as hereinabove provided.

(d) For the purpose of this Article, the delivery of the VESSEL shall not be deemed delayed and the Contract Price shall not be reduced when and if the Delivery Date of the VESSEL is extended by reason of causes and provisions of Articles V, XI, XII and XIII hereof. The Contract Price shall not be adjusted or reduced if the delivery of the VESSEL is delayed by reason of permissible delays as defined in Article VIII hereof.

3.2	SPEED

(a) The Contract Price of the VESSEL shall not be affected nor changed by reason of the actual speed (as determined by the Trial Run after correction according to the Specifications) being less than five tenths (5/10) of one knot below the Guaranteed Speed.

(b) However, commencing with and including a deficiency of five tenths (5/10) of one knot in actual speed (as determined by the Trial Run after correction according to the Specifications) below the Guaranteed Speed as specified in Paragraph 4, Article I of this Contract, the Contract Price shall be reduced as follows:

In case of deficiency:

at or above 0.50 but below 0.60 knot US$ 5,000
at or above 0.60 but below 0.70 knot US$ 10,000
at or above 0.70 but below 0.80 knot US$ 15,000
at or above 0.80 but below 0.90 knot US$ 20,000
at or above 0.90 but below 1.00 knot US$ 25,000
at or above 1.00 knot US$ 30,000

(c) If the deficiency in actual speed (as determined by the Trial Run after correction according to the Specifications) of the VESSEL upon the Trial Run, is 1.00 knot or more than 1.00 knot below the Guaranteed Speed, then the BUYER may at its option reject the VESSEL and rescind this Contract in accordance with provisions of Article X of this Contract, or may accept the VESSEL at a reduction in the Contract Price as above provided in the maximum amount of United States Dollars thirty thousand only (US$ 30,000).

3.3	EXCESSIVE FUEL CONSUMPTION

If the actual fuel consumption of the Main Engine as determined by shop test in manufacturer’s works, as per the Specifications, is greater than the Guaranteed Fuel Consumption, as specified and required under the provisions of this Contract and the Specifications, the BUYER may reject the Main Engine. The SELLER may then, at its option, either (i) rectify the deficiency in the Main Engine in order so that it complies with the requirements of the Contract and the Specifications or (ii) replace it with a Main Engine that does so comply.

3.4	DEADWEIGHT

(a) In the event that there is a deficiency in the actual deadweight of the VESSEL determined as provided in the Specifications, the Contract Price shall not be decreased if such deficiency is six hundred (600) metric tons or less below the Guaranteed Deadweight of thirty thousand (30,000) metric tons at assigned design draft.

(b) However, the Contract Price shall be decreased by the sum of United States Dollars 600 (US$ 600) for each full metric ton of such deficiency being more than six hundred (600) metric tons.

(c) In the event that there should be a deficiency in the VESSEL's actual deadweight which exceeds one thousand (1000) metric tons below the Guaranteed Deadweight, the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X of this Contract, or may accept the VESSEL at a reduction in the Contract Price in the maximum amount of United States Dollars two hundred and forty thousand (US$ 240,000).

3.5	EFFECT OF RESCISSION

It is expressly understood and agreed by the parties hereto that in any case as stated herein, if the BUYER rescinds this Contract pursuant to any provision under this Article, the BUYER, save its rights and remedy set out in Article X hereof, shall not be entitled to any liquidated damage or compensation whether described above or otherwise.

4.	ARTICLE IV - SUPERVISION AND INSPECTION

4.1	APPOINTMENT OF THE BUYER'S SUPERVISOR

The BUYER shall send in good time to and maintain at the BUILDER's Shipyard, at the BUYER's own cost and expense, one or more representative(s) who shall be duly accredited in writing by the BUYER (such representative(s) being hereinafter collectively and individually called the "Supervisor") to supervise and survey the construction by the SELLER of the VESSEL, her engines and accessories. The SELLER hereby warrants that, the necessary visa for the Supervisor to enter China will be issued in order on demand and without delay provided that the Supervisor meets with the rules, regulations and laws of the People's Republic of China. The BUYER undertakes to give the SELLER adequate notice for the application of visa.

4.2	APPROVAL OF PLANS AND DRAWINGS

The parties hereto shall, within thirty (30) days after the Effective Date of this Contract, mutually agree a list of all the plans and drawings, which are to be sent to the BUYER for approval (herein below called the "LIST"). The plans and drawings specified in the LIST shall be sent to the BUYER, and the BUYER shall, within fourteen (14) days after receipt thereof (excluding mailing time), return such plans and drawings submitted by the SELLER with approval or remarks, if any.

The SELLER shall take due note of the BUYER's remarks and amendments (if any) on plans and drawings submitted pursuant to this Article and, if such remarks or amendments are not of such a nature or extent as to constitute modifications of the Specifications within the meaning of Article V hereof, then the SELLER shall commence or continue construction of the VESSEL in accordance with the corrected or amended plans and drawings.

Unless notification is given to the SELLER by the BUYER of approval or disapproval of any plans and drawings within the above designated period of time for each case, the said plans and drawings shall be deemed to have been automatically approved. But the SELLER shall notify the BUYER by telefax within five (5) days of the elapse of the above designated period of time.

The plans and drawings approved by the BUYER shall be final, and any alteration thereof as confirmed in writing by the BUYER shall be regarded as modification specified in Article V of this Contract.

4.3	SUPERVISION AND INSPECTION BY THE SUPERVISOR

The necessary inspection of the VESSEL, its machinery, equipment and outfitting shall be carried out by the Classification Society, and/or inspection team of the SELLER throughout the entire period of construction in order to ensure that the construction of the VESSEL is duly performed in accordance with the Contract and Specifications.

The Supervisor shall have, at all times until delivery of the VESSEL, the right to attend tests according to the mutually agreed test list and inspect the VESSEL, her engines, accessories and materials at the BUILDER's Shipyard, its subcontractors or any other place where work is done or materials stored in connection with the VESSEL. In the event that the Supervisor discovers any construction or material or workmanship which does not or will not conform to the requirements of this Contract and the Specifications, the Supervisor shall promptly give the SELLER a notice in writing as to such nonconformity, upon receipt of which the SELLER shall correct such nonconformity if the SELLER agrees with the BUYER. However the BUYER undertakes and assures the SELLER that the Supervisor shall carry out his inspections in accordance with the agreed inspection procedure and schedule set out in Part I, Section 11 of the Technical Specification and usual international shipbuilding practice and in a way as to minimize any increase in building costs and delays in the construction of the VESSEL.

The inspection and approval by the BUYER or by the BUYER's representative and/or the Classification Society shall not alter the SELLER's obligation under this Contract and shall not relieve the SELLER from the liability under Article IX of this Contract nor preclude the BUYER from claiming adjustment of the Contract Price according to Article III of this Contract unless otherwise mutually agreed. The SELLER agrees to furnish free of charge the Supervisor with private office space, with lighting, heat and air conditioning; equipped with six (6) desks, chairs, filing cabinets, personal lockers, and meeting table and chairs; access to toilet facilities maintained by the SELLER; parking spaces and other reasonable facilities including separate IDD telephone (1 lines), separate IDD telefax (1 line) and internet broadband access, according to usual international shipbuilding practice at, or in the immediate vicinity of the BUILDER's Shipyard. At all times, during the construction of the VESSEL until delivery thereof, the Supervisor shall with the assistance of the SELLER be given free and ready access to the VESSEL, her engines and accessories, and to any other place where the work is being done, or the materials are being processed or stored, in connection with the construction of the VESSEL, including the yards, workshops, stores of the BUILDER, and the premises of subcontractors of the SELLER, who are doing work, or storing materials in connection with the VESSEL's construction. The travel expenses for the said access to the SELLER's subcontractors shall be for the BUYER's account.

The SELLER shall provide the Supervisor with detailed design plans, production drawings, schedules and other documents and information for the VESSEL, to enable the Supervisor to carry out inspections.

4.4	LIABILITY OF THE SELLER

The Supervisor engaged by the BUYER under this Contract shall at all times be deemed to be in the employment of the BUYER. The SELLER shall be under no liability whatsoever to the BUYER, or to the Supervisor or the BUYER's employees or agents for personal injuries, including death, during the time when they, or any of them, are on the VESSEL, or within the premises of either the SELLER or its subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, were caused by gross negligence of the SELLER, or of any of the SELLER's employees or agents or subcontractors of the SELLER. Nor shall the SELLER be under any liability whatsoever to the BUYER for damage to, or loss or destruction of property in China of the BUYER or of the Supervisor, or of the BUYER's employees or agents, unless such damage, loss or destruction was caused by gross negligence of the SELLER, or of any of the employees, or agents or subcontractors of the SELLER.

4.5	SALARIES AND EXPENSES

All salaries and expenses of the Supervisor, or any other employees employed by the BUYER under this Article, shall be for the BUYER's account. The BUYER shall also be responsible for the costs of all international telephone and telefax communications.

4.6	REPORT OF PROGRESS

The BUYER is entitled to require the SELLER to report the condition of progress as to the construction of the VESSEL whenever the BUYER requires during the construction of the VESSEL.

4.7	REPLACEMENT OF SUPERVISOR

The SELLER has the right to request the BUYER in writing to replace any of the Supervisor who is deemed unsuitable and unsatisfactory for the proper progress of the VESSEL's construction together with reasons. The BUYER shall investigate the situation by sending its representative to the BUILDER's Shipyard, if necessary, and if the BUYER considers that such SELLER's request is justified, the BUYER shall effect the replacement as soon as conveniently arrangeable.

5.	ARTICLE V - MODIFICATION, CHANGES AND EXTRAS

5.1	HOW EFFECTED

The Specifications and plans in accordance with which the VESSEL is constructed, may be modified and/or changed at any time hereafter by written agreement of the parties hereto, provided that such modifications and/or changes or an accumulation thereof will not, in the SELLER's reasonable judgment, adversely affect the SELLER's other commitments and provided further that the BUYER shall assent to adjustment of the Contract Price, time of delivery of the VESSEL and other terms of this Contract, if any, as hereinafter provided. Subject to the above, the SELLER hereby agrees to exert its best efforts to accommodate such reasonable requests by the BUYER so that the said changes and/or modifications may be made at a reasonable cost and within the shortest period of time which is reasonable and possible. Any such agreement for modifications and/or changes shall include an agreement as to the increase or decrease, if any, in the Contract Price of the VESSEL together with an agreement as to any extension or reduction in the time of delivery, or any other alterations in this Contract, or the Specifications occasioned by such modifications and/or changes. The Supervisor shall be entitled to negotiate such agreement with the SELLER on behalf of the BUYER to the extent of its authority as notified by the BUYER to the SELLER from time to time in writing. The aforementioned agreement to modify and/or to change the Specifications may be effected by an exchange of duly authenticated letters or telefax, manifesting such agreement. The letters and telefaxes exchanged by the parties hereto pursuant to the foregoing shall constitute an amendment of the Specifications under which the VESSEL shall be built, and such letters and telefaxes shall be deemed to be incorporated into this Contract and the Specifications by reference and made a part hereof. Upon consummation of the agreement to modify and/or to change the Specifications, the SELLER shall alter the construction of the VESSEL in accordance therewith, including any additions to, or deductions from, the work to be performed in connection with such construction. If due to whatever reasons, the parties hereto shall fail to agree on the adjustment of the Contract Price or extension of time of delivery or modification of any terms of this Contract which are necessitated by such modifications and/or changes, then the SELLER shall be entitled to refuse to make any such modifications or changes requested by the BUYER, if the BUYER does not agree to the aforementioned adjustment within a reasonable period of the BUYER'S notification of the same to the BUYER.

5.2	CHANGES IN RULES AND REGULATIONS, ETC.

(1) If, after the date of this Contract, any requirements as to the rules and regulations as specified in this Contract and the Specifications to which the construction of the VESSEL is required to conform, are altered or changed by the Classification Society or the other regulatory bodies authorized to make such alterations or changes, the SELLER and/or the BUYER, upon receipt of the notice thereof, shall transmit such information in full to each other in writing, whereupon within ten (10) New York business days after receipt of the said notice by the BUYER from the SELLER or vice versa, the BUYER shall instruct the SELLER in writing as to the alterations or changes, if any, to be made in the VESSEL which the BUYER, in its sole discretion, shall decide. The SELLER shall promptly comply with such alterations or changes, if any in the construction of the VESSEL, provided that the BUYER shall first agree:

(a)	As to any reasonable increase or decrease in the Contract Price of the VESSEL that is occasioned by the cost for such compliance; and/or

(b)	As to any reasonable extension in the time for delivery of the VESSEL that is necessary due to such compliance; and/or

(c)	As to any reasonable decrease in the Guaranteed Deadweight and the Guaranteed Speed of the VESSEL, if such compliance results in reduced deadweight and speed; and/or

(d)	As to any other alterations in the terms of this Contract or of the Specifications or both, if such compliance makes such alterations of the terms necessary.

Agreement as to such alterations or changes under this paragraph shall be made in the same manner as provided above for modifications and/or changes of the Specifications and/or plans.

All improvements recommended by the original manufacturers and designers before the delivery of the VESSEL in the design of the main engine or parts of the VESSEL shall be notified by the SELLER to the BUYER.

(2) If, due to whatever reasons, the parties shall fail to agree on the adjustment of the Contract Price or extension of the time for delivery or decrease of the Guaranteed Speed and Guaranteed Deadweight or any alternation of the terms of this Contract, if any, then the SELLER shall be entitled to proceed with the construction of the VESSEL in accordance with, and the BUYER shall continue to be bound by, the terms of this Contract and the Specifications without making any such alterations or changes.

5.3	SUBSTITUTION OF MATERIALS AND/OR EQUIPMENT

In the event that any of the materials and/or equipment required by the Specifications or otherwise under this Contract for the construction of the VESSEL cannot be procured in time to effect delivery of the VESSEL, the SELLER may, provided the SELLER shall provide adequate evidence and the BUYER so agrees in writing, supply other materials and/or equipment of equivalent quality, capable of meeting the requirements of the Classification Society and of the rules, regulations, requirements and recommendations with which the construction of the VESSEL must comply.

5.4	BUYER'S SUPPLIED ITEMS

The BUYER shall on its own account deliver to the SELLER at BUILDER'S shipyard the BUYER'S supplied items as specified in the Specifications in accordance with the time schedule to be furnished by the SELLER to meet the building schedule of the VESSEL.

Should the BUYER fail to deliver to the SELLER such items within the time specified, the delivery of the VESSEL shall be extended for a period of such delay, provided such delay in delivery of the BUYER's supplied items shall affect the delivery of the VESSEL.

If the delay in delivery of the BUYER's supplied items should exceed thirty (30) days, the SELLER shall be entitled to proceed with the construction of the VESSEL without installation of such items in or onto the VESSEL, without prejudice to the SELLER's right hereinabove provided, and the BUYER shall accept the VESSEL so completed.

The SELLER shall be responsible for storing and handling of the BUYER's supplies as specified in the Specifications after delivery to the SELLER and shall install them on board the VESSEL at the SELLER's expenses.

Upon arrival of such shipment of the BUYER's supplied items, both parties shall undertake a joint unpacking inspection. If any damages are found to be not suitable for installation, the SELLER shall be entitled to refuse to accept such BUYER's supplied items.

6.	ARTICLE VI - TRIALS

6.1	NOTICE

The BUYER and the Supervisor shall receive from the SELLER at least thirty (30) day approximate notice in advance and seven (7) day definite notice in advance in writing or by telefax confirmed in writing, of the time and place of the VESSEL's sea trial as described in the Specifications (hereinafter called the "Trial Run") and the BUYER and the Supervisor shall promptly acknowledge receipt of such notice. The BUYER's representatives and/or the Supervisor shall be on board the VESSEL to witness such Trial Run, and to check upon the performance of the VESSEL during the same. The failure of the BUYER's representatives to be present at the Trial Run of the VESSEL, after due notice to the BUYER and the Supervisor as provided above, shall have the effect to extend the date for delivery of the VESSEL by the period of delay caused by such failure to be present. However, if the Trial Run is delayed more than seven (7) days by reason of the failure of the BUYER's representatives to be present after receipt of due notice as provided above, then in such event, the BUYER shall be deemed to have waived its right to have its representatives on board the VESSEL during the Trial Run, and the SELLER may conduct such Trial Run with the presence of the representative of the Classification Society only without the BUYER's representatives being present, and in such case the BUYER shall be obliged to accept the VESSEL on the basis of a certificate jointly signed by the BUILDER and the Classification Society certifying that the VESSEL, after the Trial Run subject to minor alterations and corrections if any, to be completed prior to the day of delivery to the BUYER as provided in this Article, if any, is found to conform to this Contract and the Specifications and is satisfactory in all respects. The SELLER hereby warrants that the necessary visa for the BUYER's representatives to enter China will be issued in order on demand and without delay otherwise the Trial Run shall be postponed until after the BUYER's representatives have arrived at the BUILDER's Shipyard and any delays as a result thereof shall not count as a permissible delay under Article VIII thereof. However, should the nationalities and other personal particulars of the BUYER's representatives be not acceptable to the visa issuing authorities in accordance with its best understanding of the relevant rules, regulations and/or laws of the People's Republic of China then prevailing, then the BUYER shall, on the SELLER's telefax demand, effect replacement of all or any of them immediately. Otherwise the Delivery Date as stipulated in Article VII hereof shall be extended by the delays so caused by the BUYER.

In the event of unfavorable weather on the date specified for the Trial Run, the same shall take place on the first available day thereafter that the weather conditions permit. The parties hereto recognize that the weather conditions in Chinese waters in which the Trial Run is to take place are such that great changes in weather may arise momentarily and without warning and, therefore, it is agreed that if during the Trial Run of the VESSEL, the weather should suddenly become unfavorable, as would have precluded the continuance of the Trial Run, the Trial Run of the VESSEL shall be discontinued and postponed until the first favorable day next following, unless the BUYER shall assent by telefax and confirm in writing of its acceptance of the VESSEL on the basis of the Trial Run made prior to such sudden change in weather conditions. In the event that the Trial Run is postponed because of unfavorable weather conditions, such delay shall be regarded as a permissible delay, as specified in Article VIII hereof.

6.2	HOW CONDUCTED

(a) All expenses in connection with the Trial Run of the VESSEL are to be for the account of the SELLER, who, during the Trial Run and when subjecting the VESSEL to the Trial Run, is to provide, at its own expense, the necessary crew to comply with conditions of safe navigation. The Trial Run shall be conducted in the manner prescribed in the Specifications and shall prove the fulfilment of the performance required for the Trial Run as set forth in the Specifications.

The course of Trial Run shall be determined by the SELLER and shall be conducted within the trial basin equipped with speed measuring facilities.

(b) The SELLER according to the Specifications shall provide the VESSEL with the required quantities of water, fuel oil and greases, fresh water and stores with exception of lubrication oil and hydraulic oil which shall be supplied by the BUYER for the conduct of the Trial Run or Trial Runs as prescribed in the Specifications. The fuel oil and greases supplied by the SELLER, and lubricating oil and hydraulic oil supplied by the BUYER shall be in accordance with the applicable engine specifications, and the cost of the quantities of such items supplied by the SELLER and consumed during the Trial Run or Trial Runs shall be for the account of the SELLER.

6.3	METHOD OF ACCEPTANCE OR REJECTION

(a) Upon notification by the SELLER of the completion of the Trial Run of the VESSEL and submission to the BUYER of the detailed written results thereof, the BUYER or the BUYER's Supervisor shall within six (6) New York business days thereafter, notify the SELLER by telefax confirmed in writing of its acceptance of the VESSEL if the BUYER agrees that the VESSEL conforms with the requirements of this Contract and the Specifications.

(b) However, should the VESSEL or any part thereof including its equipment not conform to the requirements of this Contract and the Specifications, and the BUYER shall give notice of rejection to the SELLER for such reason, then the SELLER shall investigate with the Supervisor the cause of failure and proper steps shall be taken to remedy the same and shall make whatever corrections and alterations and/or re-Trial Run or Runs as may be necessary without extra cost to the BUYER, and upon notification by the SELLER of completion of such alterations or corrections and/or re-Trial or re-Trials and submission to the BUYER of the detailed written results thereof the BUYER shall, within six (6) New York business days thereafter, again notify the SELLER by telefax confirmed in writing of its acceptance of the VESSEL or of the rejection of the VESSEL together with the reason therefor. This process shall be repeated until the earlier of the BUYER’s acceptance of the VESSEL or the rescission of this Contract in accordance with its terms.

(c) In the event that the BUYER fails to notify the SELLER by telefax confirmed in writing of its acceptance or rejection of the VESSEL together with the reason therefor within six (6) New York business days period as provided for in the above sub-paragraphs (a) and (b), the BUYER shall be deemed to have accepted the VESSEL.

(d) Any dispute arising among the parties hereto as to the result of any of the Trial Run or further tests or trials, as the case may be, of the VESSEL shall be solved by reference to arbitration as provided in Article XIII hereof.

(e) It is agreed that the BUYER shall not be entitled to reject the VESSEL by reason of any minor or insubstantial defects or deficiencies judged from the point of view of international shipbuilding standards as not being in conformity with the Specifications but in such case the SELLER shall be obliged to remedy such defects or deficiencies if any before effecting delivery of the VESSEL to the BUYER under this Contract.

6.4	DISPOSITION OF SURPLUS CONSUMABLE STORES

Should any amount of fuel oil, fresh water, or other on board consumable stores furnished by the SELLER for the Trial Run or Trial Runs remain on board the VESSEL at the time of acceptance thereof by the BUYER, the BUYER agrees to buy the same from the SELLER at the SELLER'S actual purchasing price thereof, and payment by the BUYER shall be effected as provided in Article II 3 (e) and 4 (e) of this Contract.

The BUYER shall supply lubricating oil and hydraulic oil for the purpose of the Trial Runs at its own expense and the SELLER will reimburse the amount of lubricating oil and hydraulic oil actually consumed for the Trial Run or Trial Runs at the BUYER'S actual price at delivery port incurred by the BUYER and payment by the SELLER shall be effected as provided in Article II 3(e) and 4(e) of this Contract. At the time of delivery of the VESSEL in measuring the consumed quantity of lube oils and hydraulic oil, the oils remaining in the main engine (except for the sump tank), other machinery and their pipes, stern tube and the like shall be excluded and be considered as consumed.

6.5	EFFECT OF ACCEPTANCE

The BUYER's acceptance of the VESSEL by written and telefax notification sent to the SELLER, in accordance with the provisions set out above, shall be final and binding so far as conformity of the VESSEL to this Contract and the Specifications is concerned, and shall preclude the BUYER from refusing formal delivery by the SELLER of the VESSEL, as hereinafter provided, if the SELLER complies with all other procedural requirements for delivery as hereinafter set forth.

7.	ARTICLE VII - DELIVERY

7.1	TIME AND PLACE

The VESSEL shall be delivered safely afloat by the SELLER to the BUYER at the BUILDER's Shipyard, in accordance with the Specifications and with all the Classification and Statutory Certificates and after completion of the Trial Run (or, as the case may be, re-Trial or re-Trials) and acceptance by the BUYER in accordance with the provisions of Article VI hereof on the “Hull NYHS200725 Delivery Date” defined in the Overall Agreement. Provided however, that, in the event of delays in the construction of the VESSEL or any performance required under this Contract due to causes which under the terms of the Contract permit extension of the time for delivery, the aforementioned time for delivery of the VESSEL shall be extended accordingly.

The Hull NYHS200725 Delivery Date or such later date to which delivery of the VESSEL is extended pursuant to the terms of this Contract is hereinafter called the "Delivery Date".

7.2	WHEN AND HOW EFFECTED

Provided that the BUYER and the SELLER shall each have fulfilled all of their respective obligations as stipulated in this Contract, the delivery of the VESSEL shall be effected forthwith by the concurrent delivery by each of the parties hereto, one to the other, of the Protocol of Delivery and Acceptance, acknowledging delivery of the VESSEL by the SELLER and acceptance thereof by the BUYER, which Protocol shall be prepared in quadruplicate and executed by each of the parties hereto.

7.3	DOCUMENTS TO BE DELIVERED TO THE BUYER

The acceptance of the VESSEL by the BUYER shall be conditional upon receipt by the BUYER from the SELLER of authenticated documents, certificates as required in this Contract and also in the Specifications including but not limited to the following (subject to the provision contained in Article V-2 hereof) which shall accompany the aforementioned Protocol of Delivery and Acceptance:

(a) PROTOCOL OF TRIALS of the VESSEL made by the SELLER pursuant to the Specifications.

(b) PROTOCOL OF INVENTORY of the equipment of the VESSEL including spare parts and the like, all as specified in the Specifications made by the SELLER and confirmed by the Supervisor. The equipment of the VESSEL must follow international standard ISO and CB, GB, and first class Chinese shipbuilding practice.

(c) PROTOCOL OF STORES OF CONSUMABLE NATURE made by the SELLER and confirmed by the Supervisor referred to under Paragraph 4 of Article VI hereof.

(d) FINISHED DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the Specifications (If it is SELLER’s Obligation).

(e) PROTOCOL OF DEADWEIGHT AND INCLINING EXPERIMENT, made by the SELLER, TRIM AND STABILITY BOOKLET and LOADING MANUAL, and GRAIN LOADING STABILITY MANUAL, all approved by the Classification Society on behalf of the Flag State Administration.

(f) ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to this Contract and the Specifications. Certificates shall be issued by relevant Authorities or Classification Society. The VESSEL shall comply with the above rules and regulations which are in force at the time of delivery of the VESSEL. All the certificates shall be delivered in one (1) original to the VESSEL and two (2) copies to the BUYER.

If any permanent certificate or certificates are unable to be issued at the time of delivery of the VESSEL by the Classification Society or any third party other than the SELLER, then the provisional certificate or certificates issued by the Classification Society or such third party shall be furnished by the SELLER and acceptable to the BUYER provided that permanent certificates shall be furnished by the SELLER to the BUYER in any event before the expiry of such provisional certificates.

(g) DECLARATION OF WARRANTY issued by the SELLER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the BUYER's title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the province or country of the port of delivery, as well as of all liabilities of the SELLER to its sub-contractors, employees and crews and/or all liabilities arising from the operation of the VESSEL in Trial Run or Trial Runs, or otherwise, prior to the delivery of the VESSEL.

(h) COMMERCIAL INVOICE made by the SELLER.

(i) BILL OF SALE made by the SELLER.

(j) BUILDER's certificate.

7.4	TITLE AND RISK

Title to and risk of the VESSEL shall pass to the BUYER only upon the delivery thereof. As stated above, it is expressly understood that, until such delivery is effected, the title to the VESSEL, and her equipment, shall remain at all times with the SELLER and are at the entire risk of the SELLER.

7.5	REMOVAL OF VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof, and shall remove the VESSEL from the premises of the BUILDER within seven (7) New York business days after delivery and acceptance thereof is effected. If the BUYER shall not remove the VESSEL from the premises of the BUILDER within the aforesaid seven (7) New York business days, then, in such event, without prejudice to the SELLER's right to require the BUYER to remove the VESSEL immediately at any time thereafter, the BUYER shall pay to the SELLER the reasonable mooring charge of the VESSEL.

7.6	TENDER OF THE VESSEL

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this Contract and the Specifications without justified reason, the SELLER shall have the right to tender the VESSEL for delivery after compliance with all procedural requirements as above provided.

8.	ARTICLE VIII - DELAYS & EXTENSION OF TIME FOR DELIVERY

8.1	CAUSE OF DELAY

If, at any time before actual delivery, either the construction of the VESSEL, or any performance required hereunder as a prerequisite of delivery of the VESSEL, is delayed due to war, blockade, revolution, insurrection, mobilization, civil commotions, riots, national strikes affecting a significant proportion of the Chinese shipbuilding industry, sabotage, lockouts, Acts of God, plague or other epidemics, quarantines, prolonged failure or restriction of electric current from an outside source, freight embargoes, if any, earthquakes, tidal waves, typhoons, hurricanes, storms or such other causes beyond the control of the BUILDER or of its sub-contractors, as the case may be, which causes will considerably affect the BUILDER’S production, or by destruction of the BUILDER or works of the BUILDER or its sub-contractors, or of the VESSEL or any part thereof, by fire, flood, or other proven causes beyond the control of the SELLER or its sub-contractors as the case may be, then, in the event of delay due to the happening of any of the aforementioned contingencies, the SELLER shall not be liable for such delay and the time for delivery of the VESSEL under this Contract shall be extended without any reduction in the Contract Price for a period of time which shall not exceed the total accumulated time of all such delays, subject nevertheless to the BUYER's right of rescission under Paragraph 4 of this Article and subject however to all relevant provisions of this Contract which authorize and permit extension of the time of delivery of the VESSEL.

8.2	NOTICE OF DELAY

Within seven (7) New York business days from the date of commencement of any delay on account of which the SELLER claims that it is entitled under this Contract to an extension of the time for delivery of the VESSEL, the SELLER shall advise the BUYER by telefax confirmed in writing, of the date such delay commenced, and the reasons therefor. Likewise within seven (7) New York business days after such delay ends, the SELLER shall advise the BUYER in writing or by telefax confirmed in writing, of the date such delay ended, and also shall specify the maximum period of the time by which the date for delivery of the VESSEL is extended by reason of such delay. Failure of the BUYER to acknowledge the SELLER's notification of any claim for extension of the Delivery Date within thirty (30) days after receipt by the BUYER of such notification, shall be deemed to be a waiver by the BUYER of its right to object to such extension. Failure of the SELLER to give the BUYER notice of delay as provided in this Article except for the case of entire power failure or cut-off of the communication facilities shall preclude the SELLER from claiming extension of the Delivery Date by reason of such failure.

8.3	DEFINITION OF PERMISSIBLE DELAY

Delays on account of such causes as provided for in Paragraph 1 of this Article, but excluding any other extensions of a nature which under the terms of this Contract permit postponement of the Delivery Date, shall be understood to be (and are herein referred to as) permissible delays, and are to be distinguished from non-permissible delays on account of which the Contract Price of the VESSEL is subject to adjustment as provided for in Article III hereof.

8.4	RIGHT TO RESCIND FOR EXCESSIVE DELAY

If the total accumulated time of (i) all permissible delays aggregate to two hundred and ten (210) days or more or (ii) all permissible delays and non-permissible delays aggregate to two hundred and sixty (260) days or more, the BUYER may in accordance with the provisions set out herein rescind this Contract by serving upon the SELLER telefaxed notice of rescissions which shall be confirmed in writing, in which event the provisions of Article X of this Contract shall apply. Provided, however, that in calculating any periods of non-permissible delay for the purposes of this Article 8.4, there shall be excluded delays (i) due to arbitration as provided for in Article XIII hereof (ii) due to default in performance by the BUYER (iii) due to delays in delivery of the BUYER's supplied items and (iv) due to causes which, under Article V and XI hereof, permit extension or postponement of the time for delivery of the VESSEL.

The SELLER may, at any time, after the BUYER’s right to rescind as aforesaid has arisen, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within thirty (30) days after such demand is received by the BUYER either notify the SELLER of its intention to rescind, or consent to an extension of the time for delivery to an agreed future date, it being understood and agreed by the parties hereto that, if any further delay occurs on account of causes justifying rescission as specified in this Contract, the BUYER shall have the same right of rescission upon the same terms as hereinabove provided.

9.	ARTICLE IX - WARRANTY OF QUALITY

9.1	GUARANTEE OF MATERIAL AND WORKMANSHIP

The SELLER, for a period of twelve (12) months following delivery to the BUYER of the VESSEL, guarantees the VESSEL, her hull and machinery and all parts and equipment thereof that are manufactured or furnished or supplied by the SELLER and/or its sub-contractors under this Contract including material, equipment (however excluding any parts for the VESSEL which have been supplied by or on behalf of the BUYER) against all defects which are due to defective materials, or equipment, errors, miscalculation and/or poor workmanship.

9.2	NOTICE OF DEFECTS

The BUYER shall notify the SELLER in writing, or by telefax confirmed in writing, as promptly as possible, after discovery of any defect or deviations for which a claim is made under this guarantee. The BUYER's written notice shall describe the nature of the defect and the extent of the damage caused thereby. The SELLER shall have no obligation under this guarantee for any defects discovered prior to the expiry date of the guarantee, unless notice of such defects, is received by the SELLER not later than thirty (30) days after such expiry date. Telefaxed advice with brief details explaining the nature of such defect and extent of damage within thirty (30) days after such expiry date and that a claim is forthcoming will be sufficient compliance with the requirements as to time. If the SELLER becomes aware of defective materials or design or construction within the nature of serial defect in respect of the VESSEL or any other vessel built by the SELLER, the SELLER shall immediately notify the BUYER in writing and by fax or by telefax.

9.3	REMEDY OF DEFECTS

The SELLER shall remedy at its expense any defects, against which the VESSEL or any part of the equipment thereof is guaranteed under this Article by making all necessary repairs and/or replacement. Such repairs and/or replacement will be made by the SELLER.

However, if it is impractical to make the repair by the SELLER, and if forwarding by the SELLER of replacement parts, and materials can not be accomplished without impairing or delaying the operation or working of the VESSEL, then, in any such event, the BUYER shall cause the necessary repairs or replacements to be made elsewhere at the discretion of the BUYER provided that the BUYER shall first and in all events, will, as soon as possible, give the SELLER notice in writing, or by telefax confirmed in writing of the time and place such repairs will be made and, if the VESSEL is not thereby delayed, or her operation or working is not thereby delayed, or her operation or working is not thereby impaired, the SELLER shall have the right to verify by its own representative(s) or that of Classification Society the nature and extent of the defects complained of. The SELLER shall, in such cases, promptly advise the BUYER, by telefax, after such examination has been completed, of its acceptance or rejection of the defects as ones that are subject to the guarantee herein provided. In all minor cases, the Guarantee Engineer, as hereinafter provided for, will act for and on behalf of the SELLER.

In any circumstances as set out below, the SELLER shall immediately pay to the BUYER in United States Dollars by telegraphic transfer the actual cost for such repairs or replacements including forwarding charges, or at the average cost for making similar repairs or replacements including forwarding charges as quoted by a leading shipyard each in China, Japan, South Korea and Singapore, whichever is lower:

(a) Upon the SELLER's acceptance of the defects as justifying remedy under this Article, or

(b) If the SELLER neither accepts nor rejects the defects as above provided, nor requests arbitration within thirty (30) days after its receipt of the BUYER's notice of defects.

Any dispute shall be referred to arbitration in accordance with the provisions of Article XIII hereof.

9.4	EXTENT OF THE SELLER'S LIABILITY

The SELLER shall have no obligation and/or liabilities with respect to defects discovered after the expiration of the period of guarantee specified above.

The SELLER shall be liable to the BUYER for defects and damages caused by any of the defects specified in Paragraph 1 of this Article provided that such liability of the SELLER shall be limited to damage occasioned within the guarantee period specified in Paragraph 1 above. The SELLER shall not be obligated to repair, or to be liable for, damages to the VESSEL, or to any part of the equipment thereof, due to ordinary wear and tear or caused by the defects other than those specified in Paragraph 1 above, nor shall there be any SELLER's liability hereunder for defects in the VESSEL, or any part of the equipment thereof, caused by fire or accidents at sea or elsewhere, or mismanagement, accidents, negligence, or wilful neglect, on the part of the BUYER, its employees or agents including the VESSEL's officers, crew and passengers, or any persons on or doing work on the VESSEL other than the SELLER, its employees, agents or sub-contractors. Likewise, the SELLER shall not be liable for defects in the VESSEL, or the equipment or any part thereof, due to repairs or replacement which were made by those other than the SELLER and/or their sub-contractors without prior consent of the SELLER.

Upon delivery and acceptance of the VESSEL in accordance with the terms of this Contract, the SELLER shall thereby and thereupon be released of all responsibility and liability whatsoever and howsoever arising under or by virtue of this Contract (save in respect of those obligations to the BUYER expressly provided for in this Article IX). Neither CCCC nor the BUILDER shall, in any circumstances, be liable for any consequential loss or special loss, or expenses arising from any cause whatsoever including, without limitation, loss of time, loss of profit or earnings or demurrage directly from any commitments of the BUYER in connection with the VESSEL.

The Guarantee provided in this Article and the obligations and the liabilities of the SELLER hereunder are exclusive and in lieu of law and the BUYER hereby waives all other remedies, warranties, guarantees or liabilities, express or implied, arising by law or otherwise on the part of the SELLER. This Guarantee shall not be extended, altered or varied except by a written instrument signed by the duly authorized representatives of the SELLER and the BUYER.

9.5	GUARANTEE ENGINEER

The SELLER shall at the request of the BUYER nominate for BUYER’s acceptance and, when judged satisfactory, appoint one or two Guarantee Engineer(s) (the “Guarantee Engineer”) to serve the VESSEL as the SELLER's representative(s) for a period of six (6) months from the delivery of the VESSEL with BUYER'S option up to twelve months (12). The BUYER, and its employees, shall give such Guarantee Engineer(s) full co-operation in carrying out his/their duties as the representative(s) of the SELLER on board the VESSEL. The BUYER shall accord the Guarantee Engineer(s) the treatment comparable to the VESSEL's Chief Engineer, and shall provide him with accommodation and subsistence at no cost to the SELLER and/or the Guarantee Engineer(s).

The BUYER shall pay to the Guarantee Engineer(s) the sum of United States Dollars Two Thousand Five Hundred only (US$2,500) per month to cover his/their miscellaneous expenses including wages and also the BUYER shall pay the expense of repatriation to Shanghai, the People's Republic of China by air upon termination of his/their service, the expense of his/their communications with the SELLER when made in performance of his/their duties as the Guarantee Engineer(s) and the expenses, if any, of his/their medical and hospital care. The BUYER, its successor(s) and/or assign(s), shall be liable to and indemnify the SELLER and/or the Guarantee Engineer(s) for personal injuries, including death and damages to, or loss or destruction of property of the Guarantee Engineer(s), if such death, injuries, damages, loss and/or destruction were caused by gross negligence or wilful misconduct of the BUYER, its successor(s) and/or assign(s) or its employees and/or agents.

Pertaining to the detailed particulars of this paragraph, an agreement will be made according to this effect between the parties hereto upon delivery of the VESSEL.

10.	ARTICLE X - INSOLVENCY OF SELLER: RESCISSION BY THE BUYER

10.1 Insolvency of Seller or Seller’s Bank

In addition to its rights of rescission as elsewhere set out in this Contract, the BUYER shall be entitled to rescind this Contract should any of the following events occur:

(a)
The filing of a petition or the making of an order or the passing of an effective resolution for the winding up of either CCCC or the BUILDER (other than for the purpose of reconstruction or amalgamation which has been previously approved in writing by the BUYER), or the appointment of a receiver of the undertaking or property of either CCCC or the BUILDER, or the insolvency of or a suspension of payments by either CCCC or the BUILDER, or the cessation of the carrying on of business by either CCCC or the BUILDER, or the making by either CCCC or the BUILDER of any special arrangement or composition with their creditors; or any like or similar circumstance occurring under the laws of the People’s Republic of China;

(b)
The occurrence of any of the events set out in sub-paragraph (a) above with respect to the SELLER’s Bank, and the failure by the SELLER within twenty-one (21) days thereof to substitute the SELLER’s Bank, both as regards refund guarantees previously issued and those yet to be issued, with an alternative guarantor reasonably acceptable to the BUYER.

10.2 Rescission By The Buyer

(a) All payments made by the BUYER prior to the delivery of the VESSEL shall be in the nature of advance to the SELLER. In the event the BUYER shall exercise its right of rescission of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, then the BUYER shall notify the SELLER in writing or by telefax confirmed in writing, and such rescission shall be effective as of the date the notice thereof is received by the SELLER.

(b) Thereupon the SELLER shall refund in United States Dollars immediately to the BUYER the full amount of all sums paid by the BUYER to the SELLER on account of the VESSEL, unless the SELLER disputes the BUYER's rescission by instituting arbitration in accordance with Article XIII. If the BUYER's rescission of this Contract is disputed by the SELLER by instituting arbitration as aforesaid, then no refund shall be made by the SELLER, and the BUYER shall not be entitled to demand repayment from the SELLER’s Bank, until the arbitration award between the BUYER and the SELLER or, in case of appeal or appeals by the SELLER on the arbitration award or any court orders, by the final court order, which shall be in favour of the BUYER, declaring the BUYER's rescission justified, is made and delivered to the SELLER by the arbitration tribunal or final competent London Court having jurisdiction on the dispute. In the event the SELLER is obligated to make refundment, the SELLER shall pay the BUYER interest in United States Dollars at the rate of five percent (5%) if the rescission of this Contract is exercised by the BUYER in accordance with the provision of Paragraph 4 of Article VIII or/by the events described in Article III 1(c), 2(c), 3(c) or 4(c) hereof computed from the respective dates when such sums were received by the SELLER’s Bank pursuant to Article II 4(b), 4(c) or 4(d) from the BUYER to the date of remittance by telegraphic transfer of such refund to the BUYER by the SELLER, however in the event of total loss as described in Article XII of this Contract, then, no interest will be paid on the amount required herein to be refunded to the BUYER.

(c) Upon such refund by the SELLER to the BUYER, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged.

11.	ARTICLE XI - BUYER'S DEFAULT

11.1	DEFINITION OF DEFAULT

The BUYER shall be deemed in default of its obligation under the Contract if any of the following events occurs:

(a) The BUYER fails to pay the Second or Third or Fourth Instalment to the SELLER when any such instalment becomes due and payable under the provisions of Article II hereof and provided that the BUYER shall have received the SELLER's demand for payment in accordance with Article II hereof; or

(b) The BUYER fails to pay the Fifth Instalment to the SELLER in accordance with Paragraph 3(e) and 4(e) of Article II hereof provided that the BUYER shall have received the SELLER's demand for payment in accordance with Article II hereof; or

(c) The BUYER fails to take delivery of the VESSEL, when the VESSEL is duly tendered for delivery by the SELLER under the provisions of Article VII hereof.

11.2	NOTICE OF DEFAULT

If the BUYER is in default of payment or in performance of its obligations as provided hereinabove, the SELLER shall notify the BUYER to that effect by telefax after the date of occurrence of the default as per Paragraph 1 of this Article and the BUYER shall forthwith acknowledge by telefax to the SELLER that such notification has been received. In case the BUYER does not give the aforesaid telefax acknowledgment to the SELLER within three (3) New York business days it shall be deemed that such notification has been duly received by the BUYER.

11.3	INTEREST AND CHARGE

(a) If the BUYER is in default of payment as to any instalment as provided in Paragraph 1 (a) and/or 1 (b) of this Article, the BUYER shall pay interest on such instalment at the rate of five percent (5%) per annum until the date of the payment of the full amount, including all aforesaid interest. In case the BUYER shall fail to take delivery of the VESSEL when required to as provided in Paragraph 1 (c) of this Article, the BUYER shall be deemed in default of payment of the 5th Instalment and shall pay interest thereon at the same rate as aforesaid from and including the day on which the VESSEL is tendered for delivery by the SELLER, as provided in Article VII Paragraph 6 hereof.

(b) In any event of default by the BUYER under 1 (a) or 1 (b) or 1 (c) above, the BUYER shall also pay all reasonable costs, charges and expenses incurred by the SELLER in consequence of such default.

11.4	DEFAULT BEFORE DELIVERY OF THE VESSEL

(a) If any default by the BUYER occurs as defined in Paragraph 1 (a) or 1 (b) or 1 (c) of this Article, the Delivery Date shall, at the SELLER's option, be postponed for a period of continuance of such default by the BUYER.

(b) If any such default as defined in Paragraph 1 (a) or 1 (b) or 1 (c) of this Article committed by the BUYER continues for a period of fifteen (15) New York business days starting from the date the BUYER receives the SELLER’s notice of default referred to in Article XI paragraph 2, then, the SELLER shall have all of the following rights and remedies:

(i) The SELLER may, at its option, rescind this Contract, provided that the SELLER has notified the BUYER of such default pursuant to Paragraph 2 of this Article, by giving notice of such effect to the BUYER by telefax confirmed in writing. Upon receipt by the BUYER of such telefax notice of rescission, all of the BUYER's Supplies shall forthwith become the sole property of the SELLER, and the VESSEL and all its equipment and machinery shall be at the sole disposal of the SELLER for sale or otherwise; and

(ii) In the event of such rescission of this Contract, the SELLER shall be entitled to retain any instalment or instalments of the Contract Price paid by the BUYER to the SELLER on account of this Contract.

11.5	SALE OF THE VESSEL

(a) In the event of rescission of this Contract as above provided, the SELLER shall have full right and power either to complete or not to complete the VESSEL as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the SELLER thinks fit without being answerable for any loss or damage occasioned to the BUYER thereby.

In the case of sale of the VESSEL, the SELLER shall give telefax or written notice to the BUYER.

(b) In the event of the sale of the VESSEL in its completed state, the proceeds of sale received by the SELLER shall be applied firstly to payment of all expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER's default, and then to payment of all unpaid instalments and/or unpaid balance of the Contract Price and interest on such instalment at the interest rate as specified in the relevant provisions set out above from the respective due dates thereof to the date of application.

(c) In the event of the sale of the VESSEL in its incomplete state, the proceeds of sale received by the SELLER shall be applied firstly to all expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER's default, and then to payment of all costs of construction of the VESSEL (such costs of construction, as herein mentioned, shall include but are not limited to all costs of labour and/or prices paid or to be paid by the SELLER for the equipment and/or technical design and/or materials purchased or to be purchased, installed and/or to be installed on the VESSEL) and/or any fees, charges, expenses and/or royalties incurred and/or to be incurred for the VESSEL less the instalments so retained by the SELLER, and compensation to the SELLER for a reasonable sum of loss or profit due to the rescission of this Contract.

(d) In either of the above events of sale, if the proceeds of sale exceed the total of the amounts to which such proceeds are to be applied as aforesaid, the SELLER shall promptly pay the excesses to the BUYER without interest, provided, however that the amount of each payment to the BUYER shall in no event exceed the total amount of instalments already paid by the BUYER and the cost of the BUYER's supplies, if any.

(e) If the proceeds of sale are insufficient to pay such total amounts payable as aforesaid, the BUYER shall promptly pay the deficiency to the SELLER upon request.

12.	ARTICLE XII - INSURANCE

12.1	EXTENT OF INSURANCE COVERAGE

From the time of keel-laying of the first section of the VESSEL until the VESSEL is completed, delivered to and accepted by the BUYER, the SELLER shall, at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit, delivered to the SELLER for the VESSEL or built into, or installed in or upon the VESSEL, including the BUYER's Supplies, fully insured with the first class Chinese insurance companies on insurance terms no narrower than the Institute of London Underwriters’ Builders' Risks Clauses.
The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be in an amount at least equal to, but not limited to, the aggregate of the payments made by the BUYER to the SELLER including the value of the BUYER's Supplies. The policy referred to hereinabove shall be taken out in the name of the SELLER and all losses under such policy shall be payable to the SELLER. The SELLER shall send the BUYER a copy of the insurance policy and/or confirmation of the insurance coverage for the VESSEL as soon as possible after the Keel-Laying of the VESSEL has been carried out.

12.2	APPLICATION OF RECOVERED AMOUNT

(a) Partial Loss:

In the event the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance and delivery thereof by the BUYER and in the further event that such damage shall not constitute an actual or a constructive total loss of the VESSEL, the SELLER shall apply the amount recovered under the insurance policy referred to in Paragraph 1 of this Article to the repair of such damage satisfactory to the Classification Society and other institutions or authorities as described in the Specifications without additional expenses to the BUYER, and the BUYER shall accept the VESSEL under this Contract if completed in accordance with this Contract and the Specifications.

(b) Total Loss:

However, in the event that the VESSEL is determined to be an actual or constructive total loss, the SELLER shall either:

(i) By mutual agreement between the parties hereto, proceed in accordance with the terms of this Contract, in which case the amount recovered under said insurance policy shall be applied to the reconstruction and/or repair of the VESSEL's damages and/or reinstallation of BUYER's supplies without additional expenses to the BUYER, provided the parties hereto shall have first agreed in writing as to such reasonable extension of the Delivery Date and adjustment of other terms of this Contract including the Contract Price as may be necessary for the completion of such reconstruction; or

(ii) If due to whatever reasons the parties fail to agree on the above, then refund immediately to the BUYER the amount of all instalments paid to the SELLER under this Contract without interest together with recovered amount for BUYER's supplies onboard, whereupon this Contract shall be deemed to be cancelled and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

Within thirty (30) days after receiving telefax notice of any damage to the VESSEL constituting an actual or a constructive total loss, the BUYER shall notify the SELLER in writing or by telefax of its agreement or disagreement under this sub-paragraph. In the event the BUYER fails to so notify the SELLER, then such failure shall be construed as a disagreement on the part of the BUYER, this Contract shall be deemed as rescinded and cancelled, the BUYER shall receive the refund as hereinabove provided and the provisions hereof shall apply.

12.3	TERMINATION OF THE SELLER'S OBLIGATION TO INSURE

The SELLER's obligation to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery thereof to, and acceptance by, the BUYER.

13.	ARTICLE XIII - DISPUTES AND ARBITRATION

13.1	PROCEEDINGS

In the event of any dispute between the parties hereto as to any matter arising out of or relating to this Contract or any stipulation herein or with respect thereto which cannot be settled by the parties themselves, such dispute shall be resolved by arbitration in London, England in accordance with the laws of England. Either party may demand arbitration of any such disputes by giving written notice to the other party. Any demand for arbitration by either party hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration. Within twenty (20) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator. The two arbitrators thus appointed shall thereupon select a third arbitrator, and the three arbitrators so named shall constitute the board of arbitration (hereinafter called the "Arbitration Board") for the settlement of such dispute.

In the event however, that said other party should fail to appoint a second arbitrator as aforesaid within twenty (20) days following receipt of notice of demand of arbitration, it is agreed that such party shall thereby be deemed to have accepted and appointed as its own arbitrator the one already appointed by the party demanding arbitration, and the arbitration shall proceed forthwith before this sole arbitrator, who alone, in such event, shall constitute the Arbitration Board. And in the further event that the two arbitrators appointed respectively by the parties hereto as aforesaid should be unable to reach agreement on the appointment of the third arbitrator within twenty (20) days from the date on which the second arbitrator is appointed, either party of the said two arbitrators may apply to any court in England or other official organization in England having jurisdiction in such matter to appoint the third arbitrator. The award of the arbitration, made by the sole arbitrator or by the majority of the three arbitrators as the case may be, unless appealed by either parties, shall be final, conclusive and binding upon the parties hereto.

13.2	ALTERNATIVE ARBITRATION BY AGREEMENT

Notwithstanding the preceding provisions of this Article, it is recognized that in the event of any dispute or difference of opinion arising in regard to technical matters on the construction of the VESSEL, her machinery and equipment, or concerning the quality of materials or workmanship thereof or thereon, such dispute may be referred to the Classification Society upon mutual agreement of the parties hereto. In such case, the opinion of the Classification Society shall be final and binding on the parties hereto.

13.3	NOTICE OF AWARD

Notice of any award shall immediately be given in writing or by telefax confirmed in writing to the SELLER and the BUYER.

13.4	EXPENSES

The arbitrator(s) shall determine which party shall bear the expenses of the arbitration or the proportion of such expenses which each party shall bear.

13.5	AWARD OF ARBITRATION

Award of arbitration, unless appealed by either parties, shall be final and binding upon the parties concerned.

13.6	ENTRY IN COURT

Judgment on any award may be entered in any court of competent jurisdiction.

13.7	ALTERATION OF DELIVERY DATE

In the event that any dispute or difference is referred either to arbitration or to an expert, the arbitration tribunal or expert, as the case may be, shall, where the dispute requires, include a finding as to whether or not the Delivery Date of the VESSEL should, as a result of such dispute, be in any way altered thereby.

14.	ARTICLE XIV - RIGHT OF ASSIGNMENT

14.1  The BUYER shall be entitled to assign any and all of its rights under this Contract for the purposes of obtaining finance, to which assignment(s) the BUILDER hereby consents.

14.2  Subject to paragraph 1 of this Article, the BUYER may assign this Contract to a third party only and always subject to a prior written consent of the SELLER which consent shall not be unreasonably withheld by the SELLER, provided that all of the SELLER’S rights under this contract are protected by the terms of such assignment.

15.	ARTICLE XV - TAXES AND DUTIES

15.1	TAXES

All costs for taxes including stamp duties and import licence fees, if any, incurred in connection with this Contract in the People's Republic of China shall be borne by the SELLER. Any taxes and/or duties imposed upon those items or services procured by the SELLER in the People's Republic of China or elsewhere for the construction of the VESSEL, including export licence fees, shall be borne by the SELLER.

15.2	DUTIES

The SELLER shall indemnify the BUYER for, and hold it harmless against, any duties, including import and export licence fees, imposed in the People's Republic of China upon materials and equipment which under the terms of this Contract and/or the Specifications will, or may be, supplied by the BUYER from the abroad for installation in the VESSEL as well as any duties imposed in the People's Republic of China upon running stores, provisions and supplies furnished by the BUYER from abroad to be stocked on board the VESSEL and also from the payment of export duties, if any, to be imposed upon the VESSEL as a whole or upon any of its parts or equipment.

16.	ARTICLE XVI - PATENTS, TRADEMARKS AND COPYRIGHTS

The machinery and equipment of the VESSEL may bear the patent number, trademarks or trade names of the manufacturers. The SELLER shall defend and save harmless the BUYER from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this Contract and also including cost and expense of litigation, if any.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof. Notwithstanding any provisions contained herein to the contrary, the SELLER's obligation under this Article should not be terminated by the passage of any specified period of time.

The SELLER's indemnity hereunder does not extend to equipment or parts supplied by the BUYER to the SELLER if any.

17.	ARTICLE XVII - NOTICES

Any and all notices and communications in connection with this Contract shall be addressed as follows:

To the BUYER
Suite 306
Commerce Building
One Chancery Lane
Hamilton HM12
Bermuda

  Telefax No. :441-295-4957

with copy to:

TBS Shipping Services Inc.
612 Grassy Sprain Road
Yonkers, New York 10710
USA

Attention: Joseph E. Royce

Telefax No. : 914-961-0567

To CCCC

CHINA COMMUNICATIONS CONSTRUCTION COMPANY LTD.
c/o. CCCC SHANGHAI EQUIPMENT ENGINEERING CO., LTD
12 Floor, 3456 Pu Dong Nan Road, Shanghai 200125 China

  Telefax No. : +8621 5089 0068

 with copy to the BUILDER:
NANTONG YAHUA SHIPBUILDING CO., LTD.
1# Hongzha Road, Jiuweigang, Nantong Jiangsu P.C. 226361, China

Telefax No. : +86513 8556 0018

Any notices and communications sent by CCCC or the BUILDER alone to the BUYER shall be deemed as having being sent by both CCCC and the BUILDER.

Any change of address shall be communicated in writing by registered mail by the party making such change to the other party and in the event of failure to give such notice of changes, communications addressed to the party at their last known address shall be deemed sufficient.

Any and all notices, requests, demands, instructions, advice and communications in connection with this Contract shall be deemed to be given at, and shall become effective from, the time when the same is delivered to the address of the party to be served, provided, however, that registered airmail shall be deemed to be delivered ten (10) days after the date of dispatch, express courier service shall be deemed to be delivered five (5) days after the date of dispatch, and telefax acknowledged by the answerbacks shall be deemed to be delivered upon dispatch. Any and all notices, communications, Specifications and drawings in connection with this Contract shall be written in the English language and each party hereto shall have no obligation to translate them into any other language.

18.	ARTICLE XVIII - EFFECTIVE DATE OF CONTRACT

This Contract shall not become effective and shall have no effect whatsoever, with no party being liable to the other for any loss or damage, unless and until all the following conditions are completely fulfilled and satisfied, latest by 31st March 2007:

(1) Due execution of this Contract by each of the BUYER, CCCC and the BUILDER comprising of (i) the signing of this Contract by duly authorised representatives of each party and (ii) the stamping of this Contract through the placement of each party’s corporate chop;

(2) Receipt by the BUYER of (i) the Refund Guarantee for the First Instalment issued by the SELLER’s Bank and (ii) documentary evidence from the SELLER’s Bank that this has been duly registered with SAFE; and

(3) Receipt by the SELLER of (a) the First Instalment in accordance with Paragraph 3(a) and 4(a) of Article II of this Contract and (b) an original of the Letter of Guarantee issued by The Royal Bank of Scotland or other international bank acceptable to the Seller in accordance with Article II Paragraph 6(a) hereof.

For the purpose of this Contract, the “Effective Date” means the date on which this Contract becomes effective in accordance with the provisions of this Article XVIII.

19.	ARTICLE XIX - INTERPRETATION

19.1	LAW APPLICABLE

The parties hereto agree that the validity and interpretation of this Contract and of each Article and part hereof be governed by and interpreted in accordance with the laws of England.

19.2	DISCREPANCIES

All general language or requirements embodied in the Specifications are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied in the Specifications permit an interpretation inconsistent with any provision of this Contract, then in each and every such event the applicable provisions of this Contract shall govern. The Technical Specification and plans (which comprise the Specifications) are also intended to explain each other, and anything shown on the plans and not stipulated in the Technical Specification or stipulated in the Technical Specification and not shown on the plans, shall be deemed and considered as if embodied in both. In the event of conflict between the Technical Specification and plans, the Technical Specification shall govern.

However, with regard to such inconsistency or contradiction between this Contract and the Specifications as may later occur by any change or changes in the Specifications agreed upon by and among the parties hereto after execution of this Contract, then such change or changes shall govern.

19.3	DEFINITION

In absence of stipulation of “New York business day(s)", all references to "day" or "days" shall be taken as "calendar day" or "calendar days".

In WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed on the day and year first above written.

THE BUYER: SUNSWYCK MARITIME CORP.

By : _/s/ Martin Levin____________________

Name : Martin Levin
Title :  Director - New Shipbuilding Projects
Witness :

CCCC : CHINA COMMUNICATIONS CONSTRUCTION COMPANY LTD.

By : _______________/s/____________________

Name :
Title :
Witness : CCCC SHANGHAI EQUIPMENT ENGINEERING CO., LTD

THE BUILDER: NANTONG YAHUA SHIPBUILDING CO., LTD.

By : ______________/s/___________________

Name :
Title :
Witness :

Exhibit "A" :

REFUND LETTER OF GUARANTEE
FOR THE 1st INSTALMENT (DRAFT)

To: SUNSWYCK MARITIME CORP.
Trust Company Complex
Ajeltake Road
Ajeltake Island
Majuro
Marshall Islands MH96960
Date:

Dear Sirs,

Irrevocable Letter of Guarantee No.

1. At the request of CHINA COMMUNICATION CONSTRUCTION COMPANY LTD and NANTONG YAHUA SHIPBUILDING CO., LTD. (hereinafter collectively called the "SELLER") and in consideration of your entering in to the shipbuilding contract concluded by and amongst you and the SELLER dated February 2007 for the construction of one (1) multi-purpose vessel (the “VESSEL”) to be designated as Hull No. NYHS200725 (hereinafter called the "Contract"), we, the undersigned, do hereby irrevocably guarantee repayment to you by the SELLER of a total amount of United States Dollars seven million(US$ 7,000,000),representing the 1st instalment of the Contract Price of the VESSEL (the “Instalment”), that you are to pay to the SELLER under the Contract prior to the delivery of the VESSEL, if and when the same or any part thereof becomes repayable to you from the SELLER in accordance with the terms of the Contract. Should the SELLER fail to make such repayment, we shall pay you the amount the SELLER ought to pay together with interest at the rate of zero percent (0%) per annum if the rescission of the Contract is exercised by you for the total loss in accordance with the Article XII and X of the Contract or together with an interest at the rate of five percent (5%) per annum if the rescission of the Contract is exercised by you for delay in accordance with the provisions of Article VIII of the Contract or by the events described in Article III 1(c), 2(c), 3(c) or 4(c) of the Contract within thirty (30) business days after our receipt of a simple written demand from you for repayment confirming that the SELLER has refused and/or has failed to refund the BUYER in breach of the relevant Article of the Contract.

2. However, in the event of any dispute between you and the SELLER as to whether the SELLER is liable to repay the Instalment paid by you and such dispute is submitted either by the SELLER or by you for arbitration in accordance with Article XIII of the Contract, we shall be entitled to withhold and defer payment until the arbitration award is granted. We shall not be obligated to make any payment to you unless the arbitration award orders the SELLER to make repayment and any right of appeal available to the SELLER under English law is waived or is not exercised by the SELLER in accordance with English law. Provided further that in the event an application is successfully made for leave to appeal, our liability to make payment hereunder shall be conditional upon the final determination in your favour of the matters in respect of which leave to appeal has been granted. Our obligation to make payment hereunder of the principal amount guaranteed and interest thereon shall arise immediately upon our receiving of a certified copy of such relevant award and shall be to the extent the arbitration award (or any court judgment) orders but not exceeding the aggregate amount of this guarantee plus the interest as described above.

3. The said repayment shall be made by us in United States Dollars. All payments by us under this Letter of Guarantee shall be made without any set-off or counterclaim and without deduction or withholding for or on account of any taxes, duties, or charges whatsoever unless we are compelled by law to deduct or withhold the same. In the latter event we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the net amount received by you after such deductions or withholdings shall equal the amount which would have been received had no such deduction or withholding been required to be made.

4. This Letter of Guarantee shall become effective from the time of the actual receipt by the SELLER of the payment of the Instalment of the Contract Price from you or on your behalf or from your parent company as your guarantor or pursuant to any Payment Guarantee issued by your bank. However, our liability under this Letter of Guarantee shall be limited to the above mentioned amount actually paid to the SELLER, together with interest calculated, as described above at five percent (5%) or, zero percent (0%) per annum, as the case may be for the period commencing with the date of receipt by the SELLER of the said Instalment to the date of repayment thereof.

5. This Letter of Guarantee shall remain in force until (i) the VESSEL has been delivered to and accepted by you or (ii) refund has been made by the SELLER or ourselves or  (iii) 31st January 2011, whichever occurs earlier. However, in the event that by 31st January 2011 (i) the Vessel has not been delivered to and accepted by you or (ii) refund has not been made by the SELLER or ourselves then, the validity of this Letter of Guarantee shall be automatically extended until 31st July 2012. Notwithstanding the foregoing, if arbitration or appeal proceedings exist between you and the SELLER for such matter as described above, then the validity of this Letter of Guarantee shall be automatically extended until the date falling on the sixtieth (60th) calendar day after the final arbitration award or final court order is granted.

6. Our liability hereunder shall not be affected by any alteration to, or variation of, the terms of the Contract you may hereafter agree with the SELLER. We hereby agree that this Letter of Guarantee shall be construed as a continuing and unconditional guarantee of payment and without regard to the validity or unenforceability of any other agreement or instrument (including the Contract) and without regard to defence, set-off or counterclaim, or any other circumstance whatsoever which might constitute an equitable or legal discharge of our obligation hereunder. No action or failure to act on your part shall relieve us of any of our obligation hereunder.

7. We hereby confirm that you may assign this Letter of Guarantee to your financiers by way of security. No other assignment of your rights under this Letter of Guarantee shall be permissible without our prior written consent, such consent not to be unreasonably withheld. In any event, the right for making a demand under this Letter of Guarantee shall exclusively remain with you.

8. This Letter of Guarantee is governed by the laws of England and is subject to the exclusive jurisdiction of the English Courts. For the purpose of any proceedings hereunder, we irrevocably appoint the following as our agent for service of process: [   ].

For The _______ Bank
(Stamp & Signature)

Name :
Title :

Exhibit "B" :

REFUND LETTER OF GUARANTEE
FOR THE 2nd, 3rd AND 4th INSTALMENTS (DRAFT)

To: SUNSWYCK MARITIME CORP.
Trust Company Complex
Ajeltake Road
Ajeltake Island
Majuro
Marshall Islands MH96960

Date:
Dear Sirs,

Irrevocable Letter of Guarantee No.

1. At the request of CHINA COMMUNICATION CONSTRUCTION COMPANY LTD and NANTONG YAHUA SHIPBUILDING CO., LTD. (hereinafter collectively called the "SELLER") and in consideration of your entering into the shipbuilding contract concluded by and amongst you, and the SELLER dated February 2007 for the construction of one (1) multi-purpose vessel (the “VESSEL”) to be designated as Hull No. NYHS200725 (hereinafter called the "Contract"), we, the undersigned, do hereby irrevocably guarantee repayment to you by the SELLER of a total amount of United States Dollars twenty one million (US$ 21,000,000),representing United States Dollars seven million (US$ 7,000,000) for the 2ndinstalment of the Contract Price of the VESSEL, United States Dollars seven million (US$ 7,000,000) for the 3rd instalment of the Contract Price of the VESSEL and United States Dollars seven million (US$ 7,000,000) for the 4th instalment of the Contract Price of the VESSEL (the “Instalments” and each, an “Instalment”), that you are to pay to the SELLER under the Contract prior to the delivery of the VESSEL, if and when the same or any part thereof becomes repayable to you from the SELLER in accordance with the terms of the Contract. Should the SELLER fail to make such repayment, we shall pay you the amount the SELLER ought to pay together with interest at the rate of zero percent (0%) per annum if the rescission of the Contract is exercised by you for the total loss in accordance with the Article XII and X of the Contract or together with an interest at the rate of five percent (5%) per annum if the rescission of the Contract is exercised by you for delay in accordance with the provisions of Article VIII of the Contract or by the events described in Article III 1(c), 2(c), 3(c) or 4(c) of the Contract within thirty (30) business days after our receipt of a simple written demand from you for repayment confirming that the SELLER has refused and/or has failed to refund the BUYER in breach of the relevant Article of the Contract.

2. However, in the event of any dispute between you and the SELLER as to whether the SELLER is liable to repay an Instalment or Instalments paid by you and such dispute is submitted either by the SELLER or by you for arbitration in accordance with Article XIII of the Contract, we shall be entitled to withhold and defer payment until the arbitration award is granted. We shall not be obligated to make any payment to you unless the arbitration award orders the SELLER to make repayment and any right of appeal available to the SELLER under English law is waived or is not exercised by the SELLER in accordance with English law. Provided further that in the event an application is successfully made for leave to appeal, our liability to make payment hereunder shall be conditional upon the final determination in your favour of the matters in respect of which leave to appeal has been granted. Our obligation to make payment hereunder of the principal amount guaranteed and interest thereon shall arise immediately upon our receiving of a certified copy of such relevant award and shall be to the extent the arbitration award (or any court judgment) orders but not exceeding the aggregate amount of this guarantee plus the interest as described above.

3. The said repayment shall be made by us in United States Dollars. All payments by us under this Letter of Guarantee shall be made without any set-off or counterclaim and without deduction or withholding for or on account of any taxes, duties, or charges whatsoever unless we are compelled by law to deduct or withhold the same. In the latter event we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the net amount received by you after such deductions or withholdings shall equal the amount which would have been received had no such deduction or withholding been required to be made.

4. This Letter of Guarantee shall become effective from the time of the actual receipt by the SELLER of the payment of the 2nd Instalment of the Contract Price from you or on your behalf or from your parent company as your guarantor or pursuant to any Payment Guarantee issued by your bank. However, our liability under this Letter of Guarantee shall be limited to the above mentioned amount actually paid to the SELLER, together with interest calculated, as described above at five percent (5%) or, zero percent (0%) per annum, as the case may be for the period commencing with the date of receipt by the SELLER of the respective Instalment to the date of repayment thereof.

5. This Letter of Guarantee shall remain in force until (i) the VESSEL has been delivered to and accepted by you or (ii) refund has been made by the SELLER or ourselves or (iii) 31st January 2011, whichever occurs earlier. However, in the event that by 31st January 2011 (i) the Vessel has not been delivered to and accepted by you or (ii) refund has not been made by the SELLER or ourselves then, the validity of this Letter of Guarantee shall be automatically extended until 31st July 2012. Notwithstanding the foregoing, if arbitration or appeal proceedings exist between you and the SELLER for such matter as described above, then the validity of this Letter of Guarantee shall be automatically extended until the date falling on the sixtieth (60th) calendar day after the final arbitration award or final court order is granted.

6. Our liability hereunder shall not be affected by any alteration to, or variation of, the terms of the Contract you may hereafter agree with the SELLER. We hereby agree that this Letter of Guarantee shall be construed as a continuing and unconditional guarantee of payment and without regard to the validity or unenforceability of any other agreement or instrument (including the Contract) and without regard to defence, set-off or counterclaim, or any other circumstance whatsoever which might constitute an equitable or legal discharge of our obligation hereunder. No action or failure to act on your part shall relieve us of any of our obligation hereunder.

7. We hereby confirm that you may assign this Letter of Guarantee to your financiers by way of security. No other assignment of your rights under this Letter of Guarantee shall be permissible without our prior written consent, such consent not to be unreasonably withheld. In any event, the right for making a demand under this Letter of Guarantee shall exclusively remain with you.

8. This Letter of Guarantee is governed by the laws of England and is subject to the exclusive jurisdiction of the English Courts. For the purpose of any proceedings hereunder, we irrevocably appoint the following as our agent for service of process: [   ].

For The _______ Bank
(Stamp & Signature)

Name :
Title :

Exhibit "C"

IRREVOCABLE PAYMENT LETTER OF GUARANTEE
FOR THE 2nd , 3rd and 4th INSTALMENTS (DRAFT)

From: The Royal Bank of Scotland

To: China Communications Construction Company Ltd. (“CCCC”);

Date:

Dear Sirs,

1. In consideration of your entering into a Shipbuilding Con-tract dated February 2007 (the “Shipbuilding Contract”) with Nantong Yahua Shipbuilding Co., Ltd. of 1# Hongzha Road, Jiuweigang, Nantong, Jiangsu P.C. 226361 (the “BUILDER”) and SUNSWYCK Maritime Corp. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as the buyer (the “BUYER”) for the construction of one (1) multi-purpose vessel known as the Builder’s Hull No.NYHS200725(the “VESSEL"), we, The Royal Bank of Scotland of [ ], hereby IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guaran-tee, as the primary obligor and not merely as the surety, the due and punctual payment by the BUYER, as and when the same shall fall due, of each and all of the 2nd, 3rd and 4th instalments (the “Instalments” and each, an “Instalment”) of the Contract Price amounting to a total sum of United States Dollars twenty one million (US$ 21,000,000) as specified in (2) below, being part of a total Contract Price of United States Dollars thirty five million four hundred and twenty thousand (US$ 35,420,000). Terms used herein shall bear the same meaning as in the Shipbuilding Contract, a copy of which has been provided to us.

2. The Instalments guaranteed hereunder, pursuant to the terms of the Shipbuilding Contract, comprise:-

(a)
the 2nd Instalment in the amount of U.S. Dollars seven million only (US$ 7,000,000) payable by the BUYER within five (5) New York business days of the receipt by the BUYER of (i) the Refund Guarantee issued by the SELLER’s Bank in respect of the 2nd, 3rd and 4th Instalments together with documentary evidence that this has been duly registered with the State Administration for Foreign Exchange (“SAFE”) and (ii) a telefax notice attaching the Stage Certificate issued by you and the BUILDER in the form of the draft attached as Appendix A to the Overall Agreement, countersigned by the Classification Surveyor, certifying that the steel cutting of the first plate of BUILDER’s Hull NYHS200722 in the BUILDER’s Shipyard has commenced,

(b)
the 3rd Instalment in the amount of U.S. Dollars seven million only (US$ 7,000,000) payable by the BUYER within five (5) New York business days of the receipt by the BUYER of a telefax notice attaching the Stage Certificate issued by you and the BUILDER in the form of the draft attached as Exhibit D to the Shipbuilding Contract, countersigned by the Classification Society, certifying that the VESSEL’s keel has been laid within the meaning of Article 2.3 of the Shipbuilding Contract; and

(c)
the 4th Instalment in the amount of U.S. Dollars seven million only (USD 7,000,000) payable by the BUYER within five (5) New York business days of the receipt by the BUYER of a telefax notice attaching the Stage Certificate issued by you and the BUILDER in the form of the draft attached as Exhibit D to the Shipbuilding Contract, countersigned by the Classification Surveyor, certifying that the VESSEL has been successfully launched.

PROVIDED HOWEVER that it is expressly understood and agreed that our maximum liability under this Letter of Guarantee shall at all times be limited to the aggregate of:

(a) the lesser of (i) United States Dollars fourteen million (USD 14 million) and (ii) the difference between the Contract Price and an amount corresponding to the aggregate of each Instalment payment made from time to time by the BUYER to the SELLER under the Shipbuilding Contract; and

(b) interest thereon as specified in paragraph 3 below.

For the avoidance of doubt, our liability under this Letter of Guarantee shall be limited to United States Dollars fourteen million (USD 14 million) plus interest thereon as specified in paragraph 3 below until such time as the BUYER pays the 3rd instalment of the Contract Price of the VESSEL, which shall reduce our liability under this Letter of Guarantee to United States Dollars seven million (USD 7 million) plus interest. Our liability shall remain at United States Dollars seven million (USD 7 million) plus interest until the payment by the BUYER of the 4th instalment of the Contract Price, whereupon we shall have no further liability to you under this Letter of Guarantee whatsoever.

3. We also IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as primary obligor and not merely as surety, the due and punctual payment by the BUYER of interest on each In-stalment guaranteed hereunder at the rate of five percent (5%) per annum from and including the first day after the date this Instalment fell due under the Shipbuilding Contract until the date of full payment by us of such amount guaranteed hereunder.

4. In the event that the BUYER fails to punctually pay any Instalment guaranteed hereunder or the BUYER fails to pay any interest thereon, and such default continues for a period of fifteen (15) calendar days from the date of notice thereof from yourselves to the BUYER, then, upon receipt by us of your first written demand, we shall pay to you or your Assignee duly notified in your demand, within fifteen (15) calendar days all unpaid 2nd, 3rd and 4th Instalments, together with the interest as specified in paragraph (3) hereof, without requesting you to take any or further action, procedure or step against the BUYER or with respect to any other security which you may hold, provided that:

(a) Your demand is accompanied by an original of the relevant Stage Certificate(s) referred to in paragraph 2 above, issued in compliance with the Stage Certificate formalities stated in the Overall Agreement or Shipbuilding Contract, as the case may be; and

(b) Your demand is made not earlier than 20 days after receipt by us of a valid Refund Guarantee duly registered with SAFE in respect of each Instalment claimed under your demand, issued in compliance with the requirements of the Shipbuilding Contract.

5. Any payment by us under this Letter of Guarantee shall be made in United States Dollars by telegraphic transfer to , as receiving bank nominated by you for credit to the account of you with [Bank of Communications (Beijing Branch)][Industrial and Commercial Bank of China (Beijing Branch)], the People's Republic of China or through such other receiving bank to be nominated in writing by you from time to time, in favour of you or your Assignee.

6. Our obligations under this Letter of Guarantee shall not be affected or prejudiced by any dispute between you as the SELLER and the BUYER under the Shipbuilding Contract or by the BUILDER's delay in the construction and/or delivery of the VESSEL due to whatever causes or by any variation or extension of their terms thereof or by any security or other indemnity now or hereafter held by you in respect thereof, or by any time or indulgence granted by you or any other person in connection therewith, or by any invalidity or unenforceability of the terms thereof.

7. Any claim or demand shall be in writing signed by one of your officers and may be served on us for the attention of the Letter of Guarantee Department either by authenticated SWIFT message via [Bank of Communications (Beijing Branch)][Industrial and Commercial Bank of China (Beijing Branch)], or by hand, or by post and if sent by post to [ ] (or such other address as we may notify to you in writing).

8. This Letter of Guarantee shall come into full force and effect upon delivery to you of this Letter of Guarantee and shall continue in force and effect until the earliest of the following:

(a) the date on which the VESSEL is delivered to and accepted by the BUYER; or

(b) the date on which full payment of the 2nd, 3rd and 4th Instalments together with the aforesaid interest shall have been made to you by the BUYER or ourselves, whichever first occurs; or

(c) the date on which the Shipbuilding Contract has been rescinded in compliance with its terms; or

(d)	31st July 2010.

However, in the event that by 31st July 2010 (i) the Vessel has not been successfully launched or (ii)the full payment of the 2nd, 3rd and 4th Instalments together with interest has not been made to you by the BUYER or ourselves or (iii) the Shipbuilding Contract has not been rescinded in compliance with its terms, then the validity of this Letter of Guarantee shall be automatically extended until 31st July 2011.

9. All payments by us under this Letter of Guarantee shall be made without any set-off or counterclaim and without deduction or withholding for or on account of any taxes, duties, or charges whatsoever unless we are compelled by law to deduct or withhold the same. In the latter event we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the net amount received by you after such deductions or withholdings shall equal the amount which would have been received had no such deduction or withholding been required to be made.

10. We hereby confirm that you may assign this Letter of Guarantee to your financiers by way of security. No other assignment of your rights under this Letter of Guarantee shall be permissible without our prior written consent, such consent not to be unreasonably withheld. In any event, the right for making a demand under this Letter of Guarantee shall exclusively remain with you. The term “Assignee” where used in this Letter of Guarantee shall be construed by reference to this paragraph 11.

11. This Letter of Guarantee shall be construed in accordance with and governed by the laws of England. We hereby submit to the exclusive jurisdiction of the English courts for the purposes of any legal action or proceedings in connection with this Letter of Guarantee.

12. As soon as this Letter of Guarantee expires as aforesaid, you shall return the same to us without any request or demand from us.

IN WITNESS WHEREOF, we have caused this Letter of Guarantee to be executed and delivered by our duly authorized representative the day and year above written.

Very Truly Yours,

For The Royal Bank of Scotland

By: __________________________
(Signature & Stamp)
Name :
Title :

EXHIBIT “D” - FORM OF STAGE CERTIFICATE

[insert date]

SUNSWYCK MARITIME CORP.

c/o TBS SHIPPING SERVICES INC.
612 Grassy Sprain Road
Yonkers
New York 10710
USA

For the attention of Joseph E. Royce

Fax no: 914-961-0567

Gentlemen:

Hull No. NYHS200725 under a Shipbuilding Contract dated
February 2007, made between yourselves and ourselves

We hereby certify in connection with the building of the above VESSEL:-

[that the steel cutting has been commenced]
[that the VESSEL’s keel has been laid in accordance with the meaning of Article 2.3 of the Contract]
[that the VESSEL has been successfully launched].

For and on behalf of
China Communications Construction Company Ltd. and Nantong Yahua Shipbuilding Co., Ltd.
as the SELLER

................................
Dated [ ]

For and on behalf of
Lloyd’s Register
As Classification Society

................................
Dated [ ]